    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 19, 2001



                           REGISTRATION NO. 333-41606


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM S-1/A1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933



                          TOURJETS AIRLINE CORPORATION
                            (Exact name of registrant
                          as specified in its charter)




             Florida                          4522 / 4725                               65-1004371

  (State or other jurisdiction of      (Primary Standard Industrial       (I.R.S. Employer Identification Number)
incorporation or organization)         Classification Code Number)
   4225 Ingraham Highway                                                          Lee C. Schmachtenberg, Esq.
     Miami, Florida 33133                                                        1533 Sunset Drive, Suite 201
        (305) 668-5119                                                            Coral Gables, Florida 33143
                                                                                       (305) 666-4676

(Address and telephone number of                                                 (Name, address and telephone
   principal executive offices                                                    number of agent for service)
 and principal place of business)



                          COPIES OF COMMUNICATIONS TO:


      Richard E. Brodsky, Esq.                           Randall S. Parks, Esq.
      Richard E. Brodsky, P.A.                             Hunton & Williams
   25 SE Second Avenue, Suite 919                         951 East Byrd Street
        Miami, Florida 33131                            Richmond, Virginia 23219
     Telephone: (305) 755-9470                         Telephone: (804) 788-8200





        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of the Registration Statement.


                           --------------------------


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [ ]


If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE



         Title of each class of            Proposed maximum           Amount of
       securities to be registered:            aggregate            registration
       ---------------------------         Offering price:(1)           fee:
                                           -----------------            ----
      Common Stock, par value $.001         $ 75,000,000             $ 18,750(2)



(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.


(2) We paid a fee of $33,000 in connection with our initial filing.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                 SUBJECT TO COMPLETION, DATED JANUARY 19, 2001.



                                6,250,000 SHARES



                                [TOURJETS LOGO]




               "THE NON-STOP AIR TRAVEL SERVICE VACATIONERS NEED"



                          TOURJETS AIRLINE CORPORATION



                                 COMMON STOCK



         We are a new air travel company. Our strategy is in reaction to the increasing consolidation of the airline industry. We will provide non-stop service from numerous U. S. cities from which passengers now must usually take burdensome connecting flights through the "hub & spoke" systems of large airlines to reach favored vacation destinations. We believe that the continuing consolidation in the airline industry has created a niche for our "Tourjets Non-Stop Vacation Packages(sm)". Our packages will combine non-stop service on our own airplanes and quality vacation accommodations.



         This is an initial public offering of our common stock. We expect the public offering price of our common stock will be between $11.00 and $13.00.



         We intend to use the proceeds of the offering to buy six aircraft, to pay Federal Aviation Authority certification expenses, and for general working capital.



         Prior to the offering, there has been no public market for our common
stock. We have applied to list our common stock on                under the
symbol        .



          THIS INVESTMENT INVOLVES SUBSTANTIAL RISK. SEE "RISK FACTORS"
                              BEGINNING ON PAGE 4.



                              -------------------



     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
          COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR
  PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.



                                                          Per Share        Total
Public offering price:...............................
Underwriting discount:...............................
Proceeds, before expenses, to our company:...........



         The underwriter has the option to purchase up to an additional 625,000 shares from us at the initial public offering price less the underwriting discount to cover over-allotments, if any.



         Delivery of the shares is expected to be made on or about       , 2001.


                              J. W. KORTH & COMPANY


                THE DATE OF THIS PROSPECTUS IS       , 2001

                                TABLE OF CONTENTS




SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS .........................   ii
PROSPECTUS SUMMARY ........................................................    1
THE OFFERING ..............................................................    4
RISK FACTORS ..............................................................    4
USE OF PROCEEDS ...........................................................   10
CAPITALIZATION ............................................................   11
DIVIDEND POLICY ...........................................................   11
DILUTION ..................................................................   11
SELECTED FINANCIAL DATA ...................................................   13
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND PLAN OF OPERATIONS ....................................................   14
OUR BUSINESS ..............................................................   17
THE TRAVEL INDUSTRY IN GENERAL ............................................   21
OUR MARKETING STRATEGY ....................................................   23
AIRLINE OPERATIONS ........................................................   26
MANAGEMENT ................................................................   33
INDEMNIFICATION OF OFFICERS AND DIRECTORS .................................   37
CERTAIN TRANSACTIONS ......................................................   38
DESCRIPTION OF CAPITAL STOCK ..............................................   39
UNDERWRITING ..............................................................   40
COMMON STOCK OWNED BY PRINCIPAL SHAREHOLDERS, OFFICERS AND
DIRECTORS .................................................................   43
LEGAL PROCEEDINGS .........................................................   44
EXPERTS ...................................................................   44
WHERE YOU CAN FIND MORE INFORMATION .......................................   44
INDEX TO FINANCIAL STATEMENTS .............................................   45





Until       , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as agents or dealers and with respect to their unsold allotments or subscriptions.



This prospectus contains all of the representations by the company concerning this offering, and no person shall make different or broader statements than those contained herein. Investors are cautioned not to rely upon any information not expressly set forth in this prospectus.






                                       (i)

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS



         Information contained in this prospectus includes forward-looking information which can be identified by forward-looking terminology like "believes," "expects," "intends," "plans," "may," "will," "should," "anticipates," "expects," and similar words. This type of forward-looking information is based upon management's expectations of future events given its current knowledge of factors affecting our business. The differences between expected outcomes and actual results can be material, depending upon the circumstances. Where we express an expectation or belief as to future results in any forward-looking information, that expectation or belief is expressed in good faith and is believed to have a reasonable basis. We can provide no assurance that the statement of expectation or belief will prove to be accurate.



         The principal risks of this offering are described in more detail under "Risk Factors."



         We do not undertake to update our forward-looking statements to reflect future events or circumstances, other than as required by law.




                                      (ii)

                               PROSPECTUS SUMMARY


         This summary highlights selected information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including "Risk Factors" and our consolidated financial statements, before making an investment decision.



OUR BUSINESS



         Our strategy is in reaction to the increasing consolidation of the airline industry. We intend to offer reasonably priced vacation packages with nonstop service from numerous U.S. metropolitan areas where non-stop airline service to selected vacation destinations currently is not available. Passengers now must take burdensome connecting flights to reach their destination.



         Our non-stop "point to point" flights will attempt to reduce travel times, thereby increasing vacation times. Whenever possible, we will depart from less stressful, smaller and less congested airports. Our customers will have a choice of quality accommodations pre-approved by us. Our vacation packages will often cost less than accommodations and air travel booked separately. Our goal is to become the best choice for the modern trend of 3, 4 and 7 day getaway vacations.



         As a result of airline consolidation, non-hub airport cities generally have fewer non-stop flights to non-hub airports than in the past. We hope to exploit this niche. Based on our experience and our evaluation of the air travel industry, we believe our service and product offerings will attract sufficient passengers to be successful and, at least at the outset, generate little direct competition.



         The key to the success of our business model is our financing plan. Our goal is to be largely debt free. We plan to purchase quality used aircraft at lower costs than comparable new aircraft. We plan to use the proceeds from this offering to acquire these aircraft for cash and avoid the financing costs associated with aircraft lease payments. We expect to earn money from leasing our aircraft and providing ad hoc service for tour operators, other airlines, and cruise lines while we establish our core product vacation packages.



EXPECTED COMPETITION



         At least at the outset we expect little competition from major airlines which has caused the failure of new airlines, in the past. This is because we intend to fly from each of our gateway U. S. cities to selected vacation destinations only a few times per week. At this level of service we believe it will not be profitable for large airlines to establish scheduled service for the same routes.



HISTORY OF TOURJETS



         Tourjets Airline Corporation was incorporated in April 2000 as successor to Dove One, Inc., a small air taxi service established in 1990. Tourjets' founders, Serge F. Feller and J. W. Korth & Company, purchased Dove One in November 1999 to assist them in marketing flexible airline service to tour operators and travel agents, utilizing medium size aircraft "wet-leased" from other airlines for non-stop "point to point" flights. A wet lease covers the aircraft, together with crew, maintenance and insurance. Mr. Feller had identified this market niche while he worked as Executive Vice President of World Airways.



         In February of 2000, Dove One wet-leased a Boeing 737-200 with pilots and crews from an unaffiliated airline on a short-term basis. Dove One then contracted with tour operators to fly customers to vacation destinations in the Caribbean and Bahamas. The operation ended in March 2000 when the aircraft Dove One was using was no longer available.



         After announcing this service to tour operators, aircraft travel brokers and travel agents, Dove One received numerous inquiries for new nonstop "point to point" service for vacationers. Because of the unavailability of other suitable aircraft for lease at the time and the high costs of wet-leasing aircraft, the founders decided to start a new airline to provide this service, and founded Tourjets.

         Immediately after the formation of Tourjets, we began negotiations with a major airline, Inc. to acquire aircraft. These negotiations resulted in a non-binding Memorandum of Understanding (MOU) between Tourjets and a major airline to acquire six MD-82 aircraft. Under the MOU, Tourjets will take delivery of the aircraft on a staggered schedule. Prior to delivery, the major airline will lease the aircraft from Tourjets at a market rate. We expect to use the lease payments, which we expect to amount to approximately $4.5 million, to offset most if not all of the expenses we expect to incur in the development of Tourjets prior to our commencement of service.



         We will need to reach a final agreement with the major airline before we can buy the six aircraft. If we are unable to do so, we will seek to buy suitable aircraft from another source. We expect, based on current market conditions, that we will not have substantial difficulty in obtaining alternative aircraft at reasonable prices if we do not consummate the a major airline transaction. However, we may be unable to lease these aircraft quickly or at all, which would adversely affect our results of operations.



         We have not begun commercial operations as Tourjets Airline Corporation. We are in the process of completing the required certification from the Department of Transportation (DOT) and the Federal Aviation Administration
(FAA). As soon as we have successfully closed this offering, we will acquire the aircraft in order to complete the certification. We hope to obtain DOT and FAA certification and begin operations within 120 days of completion of this offering.



OUR STRATEGY



         We plan to market our Tourjets Non-Stop Vacations(sm) through three major channels: travel agents, corporate travel desks and direct to customers via the Internet. We will take advantage of an Internet reservation system, which offers diverse and less expensive sales distribution than conventional reservation systems from the past.



         Our core strategy will be to provide vacation packages (a) taking less travel time, (b) with convenient schedules and (c) through a single point of contact. We believe we will be the first regional-sized airline to build itself around these features. By following this strategy, we intend to become the leader in getaway vacation packages.



         We believe we can offer these attractive vacations and operate at a profit for these reasons:



         - Controlled Growth in Selected Markets. We plan to grow our operations plane-by-plane in carefully selected markets that have a demonstrated demand for vacation travel to our planned destinations but do not have non-stop service. For each aircraft we take into service we will link three U.S. gateway cities to one vacation destination, with several flights per week. As we add aircraft, we will increase vacation destination options from gateway cities.



         - Less Expensive "Point To Point" Non-Stop Service. Unlike hub airline operations, we will not have to carry passengers often hundreds of miles out of their way through the "hub" airports. This will save on fuel, crew, maintenance, and landing fees and airport fees.



         - Economic, Reliable Aircraft. We believe the MD-80 series aircraft we intend to use are highly reliable, noise compliant and relatively fuel-efficient.



         - Flexible Aircraft Deployment. We will not be locked into unprofitable fixed schedules; when appropriate, we should be able to deploy our aircraft readily and inexpensively into new markets.



         - Hotel Booking Profits. When we buy hotel rooms directly in bulk and resell them to our customers, we will save commissions paid to third-party agents and expect to earn profits on the resale of the rooms.



         - Aircraft To Be Owned Outright Rather Than Leased or Financed. The cost of owning an aircraft is substantially less than leasing one.

         We also intend to supplement our Tourjets Non-Stop Vacations(sm) revenue with income from ad-hoc charters, by serving tour operators, cruise lines, corporate incentive groups and the U.S. military.



         Currently, tour operators offer travel vacation packages, utilizing scheduled and non-scheduled air carriers to travel to vacation destinations. When using scheduled air carriers, customers are often limited to existing schedules and may be required to make several connections prior to arrival at their final destination. We will operate independently of tour operators. By maintaining our own aircraft and flight schedule and arranging accommodations ourselves, we believe our Tourjets Non-Stop Vacations(sm) will fill a niche in an underserved market by providing non-stop service from non-hub airports to vacation destinations. We believe that the capital resources and industry expertise necessary to offer integrated air service are substantial barriers to entry in our market niche.



         If we meet our goal, we expect to be able to operate profitably, and grow in a steady and orderly fashion. In the event that our business grows less quickly, we have the ability to limit our expenses and lease our aircraft to other airlines.



         Our business plan is subject to risks, which are described under "Risk Factors." There is no assurance that we will obtain the required authorities from DOT and the FAA in the projected timeframe or meet our financial goals.



OUR ADDRESS



         Our corporate communications office is located at 4225 Ingraham Highway, Miami, Florida 33133. Our telephone number at that address is (305) 668-5119. Corporate headquarters, operations and maintenance is located at the Ft. Lauderdale-Hollywood Airport, 750 SW 34th Street, Suite 207, Ft. Lauderdale, Florida 33315. Our airplane basis will be established in selected vacation destinations. The Website is located at www.tourjets.com. The information contained on our Website is not part of this prospectus.

                                  THE OFFERING





Common stock offered by Tourjets .............................   6,250,000 shares

Common stock to be outstanding after this offering ...........   8,333,333 shares

Use of proceeds ..............................................   Acquisition of six MD-80 series
                                                                 aircraft, FAA certification expenses,
                                                                 and general working capital.


Trading ......................................................   We have applied to list our common
                                                                 stock on                   under the
                                                                 symbol                .





                                  RISK FACTORS



         An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information contained in this prospectus (including our financial statements and related notes), before you decide to purchase shares of our common stock. YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.



RISKS RELATED TO OUR BUSINESS



         IF WE DO NOT OBTAIN OPERATING AUTHORITY FROM THE FEDERAL GOVERNMENT, WE WILL NOT BE PERMITTED TO OPERATE. We have applied for the required certification from the DOT and the FAA to operate as a domestic and international airline. Although we expect to receive these approvals within six months, there is no assurance that we will receive these approvals within this time period or at all. We cannot begin operations without these approvals.



         OBTAINING THE REQUIRED OPERATING AUTHORITY WILL BE TIME-CONSUMING AND EXPENSIVE. The DOT and FAA application processes are costly. FAA certification alone can cost up to $2,000,000 in testing and training our aircraft and personnel, and can take four to six months or longer. A delay beyond six months would likely cost between $100,000 and $150,000 per month in salaries and overhead.



         WE MAY NOT BE ABLE TO CONSUMMATE OUR AGREEMENT WITH US AIRWAYS TO ACQUIRE SIX AIRCRAFT OR ACQUIRE OTHER SUITABLE AIRCRAFT AT REASONABLE PRICES. The success of our business plan depends on our ability to buy appropriate aircraft at reasonable prices. The market for buying used medium-sized, single aisle aircraft like the MD-80 series has varied over the years. Substantial changes in price and availability can occur over as little time as a few months. We may not finalize our plan to buy six MD-82 aircraft we believe that there will be available aircraft that meet our requirements at a reasonable price, there are there is no assurance that we will be able to buy planes on terms as favorable as those contemplated in the MOU with the or at all.



         WE CANNOT GUARANTEE THAT ANY AIRCRAFT WE PURCHASE WILL BE FREE FROM LATENT DEFECTS. We do not anticipate that the purchase contracts for our aircraft will provide us with any representations as to the quality of the aircraft. While we intend to hire third-party contractors to inspect any aircraft prior to purchase, there can be no assurance that the aircraft we purchase will be free from latent defects. In the event that the aircraft contain latent defects, the cost to repair the defects may be substantial, and there can be no assurance that we will be able to recover the cost of these repairs from the third-party contractor that performed the inspection. In addition, in the event that we purchase aircraft with deficient documentation, the FAA could require us at our expense to repeat or physically confirm previously accomplished maintenance and modification as well as impose a fine upon us or revoke the Certificate of Airworthiness of the aircraft at issue.

         OUR EXTREMELY LIMITED OPERATING HISTORY PROVIDES LITTLE OR NO BASIS FOR ASSESSING OUR FUTURE PERFORMANCE. We have no operating experience as a separate corporation. Our founders' operating experience with respect to our business plan is limited to a brief period during which they operated as Dove One. While they generated a small net profit, we cannot assure you that we will be able to duplicate this result during normal business operations, because our expenses might be higher or our revenues lower, or both, than they were during this brief period. If we are unable to lease our aircraft to other carriers at market rates, we will have no operating revenue to offset expense while we attempt to complete the FAA and DOT application processes in order that we may commence flight operations. There can be no assurance, even if we obtain the required certification to operate, that customers will purchase our vacation packages or that we will ever become profitable. If we fail to achieve profitability in accordance with our business plan and investors' expectations, the losses could adversely affect the market price of our common stock as well as our financial condition and results of operations.



         AS A NEW COMPANY WITH NO NAME RECOGNITION, WE MAY HAVE DIFFICULTY BUILDING OUR "BRAND." Although all key employees we expect to hire have extensive experience in the airline industry, we have not conducted operations under the Tourjets name. This means that we will have little or no name recognition among potential customers. As a new company, we will work to establish name recognition and build brand loyalty. There can be no assurance that we will be successful in establishing name recognition or building brand loyalty, which could adversely affect our ability to attract customers and, as a result, could adversely affect our results of operations.



         OUR INITIAL DEPENDENCE ON LIMITED NUMBER OF MARKETS AND ROUTES MAY LEAVE US MORE VULNERABLE TO FAILURE IN THOSE MARKETS. At the outset of our operations, we will be operating from a limited number of markets to a limited number of vacation destinations. While we will not be tied down to any one market, our small size and initial lack of diversification will make us more vulnerable to the failure of our strategy in the initial markets we choose to serve.



         OUR INITIAL DEPENDENCE ON A SMALL NUMBER OF AIRCRAFT WILL MAKE US MORE VULNERABLE TO UNAVAILABILITY OF THOSE AIRCRAFT. At the outset of our operations, we will be operating with a relatively small number of aircraft. If any one of those aircraft becomes unavailable for us to use in operations, it will be more difficult for us than for a larger airline with more aircraft to fill the gap in service from our other aircraft. If our other aircraft are unavailable, we would have to lease another aircraft from an outside source in order to fill that gap, or we would have to do without the revenues that would be earned from the operations of the unavailable aircraft. In either case, the profitability of our operations would be adversely affected.



         IN THE EVENT OUR PLANS CHANGE OR OUR ASSUMPTIONS CHANGE OR PROVE TO BE INACCURATE, WE COULD BE REQUIRED TO SEEK ADDITIONAL FINANCING. There can be no assurance that proceeds from this offering will be sufficient to fund our operations without requiring additional financing. The terms and prices of any additional financing may be significantly more or less favorable than those of this offering. We do not have any committed sources of additional financing, and there can be no assurance that additional funding, if necessary, will be available on acceptable terms, if at all. If adequate funds are not available, we may be required to delay, scale back, or eliminate some aspects of our operations. Lack of adequate additional funds could materially adversely affect our business, financial condition, and results of operations.



         OUR ABILITY TO GROW WILL BE DEPENDENT ON OBTAINING ADDITIONAL CAPITAL. The net proceeds from this offering should enable us to acquire and operate six aircraft. Our ability to expand beyond this level will be dependent on our raising substantial additional capital, either through borrowings or sales of securities. There can be no assurance that we will be able to borrow money or that market conditions will permit us to raise additional funds through sale of additional securities on terms acceptable to us, or at all.



         OUR BUSINESS MAY BE SEASONAL IN NATURE. Our primary business model is based on travel from U.S. metropolitan areas with no nonstop service to selected vacation destinations. We intend to offer travel to destinations in Mexico and the Caribbean during the cold weather months in the U.S., and to national parks and other U.S. and Canadian vacation destinations during warm weather months in the U.S. Our revenues may vary from quarter to quarter and season to season because of differing travel patterns during the year.

         IF THE TREND TOWARDS GETAWAY VACATIONS CHANGE, WE MAY HAVE TO REVISE OUR BUSINESS PLAN. We believe that this trend is well established and not likely to diminish over the next several years. It is one of the principal assumptions on which our business plan is based. If the situation changes, it will likely require us to refocus our business.



         WE MAY FACE HEAVY AND COSTLY COMPETITION. While our business plan does not contemplate substantial direct competition with scheduled airlines, there can be no assurance that, despite our strategy, we will not face price-cutting competition. Many airlines have far more capital available to them than we expect to. If our model is successful, larger airlines can compete with us by offering comparable service at a lower price than we could afford to offer. Since the deregulation of the airline industry in the late 1970s, many new airlines have started business, but have failed to compete successfully with established airlines.



         OUR EVALUATION OF THE MARKET MAY BE INCORRECT. Our business plan for the continuing implementation of our business strategy is based upon the experience, judgment and assumptions of management, upon available market information, and upon the results of Dove One. There is no assurance, however, that our analysis is accurate or that we will, in fact, be able to follow our business plan or operate successfully.



         WE MAY HAVE LARGE FINANCING COSTS WHETHER OR NOT WE CAN GENERATE REVENUES. We plan to purchase aircraft from the proceeds of this offering. If we are unable to buy the needed aircraft at reasonable prices, we may decide to lease aircraft or buy aircraft partially on credit. If we lease our aircraft, we will have to make substantial lease payments. If we buy our aircraft partially on credit, we will have to borrow part of the cost and thus will have to make interest payments on the debt. In either case, lease payments or interest payments on the aircraft must be made even if there is no revenue from which to make the payments. If we are unable to attract enough business or our costs are higher than we expect, these lease or interest payments could result in substantial losses and the discontinuation of our operations.



         OUR REVENUES COULD BE ADVERSELY AFFECTED BY OUR RELATIONSHIP WITH TRAVEL AGENTS. Our revenues will be partially dependent on our being recommended by travel agents to their customers. We expect travel agents to be particularly sensitive to the level and reliability of service we provide. While we anticipate paying a 15% commission to travel agents, which is higher than the level of commission being paid by the major airlines, travel agents may be unwilling to recommend our service to their customers until we have operated reliably with a high level of service for a period of time. If we do not gain favor, or we lose favor, with travel agents, this could adversely affect our results of operations.



         OUR COSTS COULD INCREASE IF THE NUMBERS OF FERRY FLIGHTS ARE GREATER THAN WE EXPECT. One of the principal ways that we intend to minimize our costs is to schedule flights in a way that minimizes "ferry flying," the repositioning of aircraft without paying passengers. In the event that we are unable to schedule "back-to-back" flights to the same vacation destination, our number of ferry flights will increase, resulting in an increase in costs. This cost increase could adversely affect our results of operations and financial condition.



         WE MAY HAVE HIGHER LABOR COSTS IF OUR EMPLOYEES UNIONIZE. Our business plan is based on salary scales comparable to other airlines, some of which are unionized. While we intend to treat and compensate our employees fairly and comply with the labor laws, we may not be able to prevent unionization of our work force. Resulting wage scales and work rules would likely increase our costs and make it more difficult for us to operate competitively.



         IF SERVICE CONTRACTORS DO NOT PERFORM PROPERLY, IT COULD ADVERSELY AFFECT OUR OPERATIONS. We will enter into agreements with contractors to provide equipment, facilities and services required for support operations. These will include baggage and ground handling services, aircraft maintenance, and specialized personnel training. The quality, cost and timely performance of these services is not under our control. In the event that the performance of the third-party contractors is unsatisfactory or delayed, it could require us to engage additional contractors to maintain schedule commitments, resulting in increased cost. In addition, unsatisfactory work by third-party contractors could adversely affect our operations by creating delays in our service to our customers, subjecting us to fines and penalties from the FAA as well as subject us to increased liability that may result from the work of the third-party contractors.

         SINCE WE WILL RELY ON A THIRD PARTY VENDOR TO MAINTAIN OUR RESERVATION DATABASE, OUR REVENUES COULD BE ADVERSELY AFFECTED BY ANY SERVICE INTERRUPTION. Only the largest airlines maintain their own reservation databases. Others rely on third party vendors to provide this service. We expect to use an Internet based ticketless reservation system owned and managed by a third party vendor. In the event such vendor ceases business operations or otherwise cannot provide us service, we would have to change vendors. Any interruption in our reservation database service could limit or eliminate our ability to receive reservations, which would have an immediate negative effect on our revenues.



         IF WE ARE UNABLE TO MAKE THE DESIRED ARRANGEMENTS WITH HOTELS, WE MAY HAVE HIGHER COSTS THAN WE ANTICIPATE. We assume that we will be able to obtain rooms for our Tourjets Non-Stop Vacation(sm) passengers on a bulk discount basis, as is generally the case for other tour operators. If we are unable to do so, our costs will be higher than we currently anticipate, and therefore either our prices to our passengers will increase or our margins will decrease. We do not currently have any contracts with any hotel or travel agency.



         WE WILL BE DEPENDENT ON THE EFFORTS OF A FEW KEY OFFICERS. Almost all of the planning for our launching and operation of our business has been performed by Serge F. Feller and James W. Korth. Our business could substantially suffer, or our success be prevented, if either of them become unavailable to us as our business progresses.



RISKS RELATED TO THE AIRLINE INDUSTRY GENERALLY



         WE MAY NOT BE ABLE TO CONTROL OUR COSTS ADEQUATELY. The airline industry, historically, has low gross profit margins with high fixed costs in comparison to revenues. We believe we will be able to operate in a cost effective manner, but if we are unable to do so and lower costs cannot be achieved, it could adversely affect our results of operations.



         WE WILL BE VULNERABLE TO INCREASED COSTS. The operation of an aircraft depends on fuel, insurance costs, the payment of taxes, ground handling fees, airport fees and other expenses all of which may increase from time to time. These costs could rise faster than our ability to raise our prices or otherwise generate the cash to pay increased costs. Rising costs could limit or eliminate our ability to operate profitably. Typically, fuel costs are the highest operating expense for companies providing airline service. Fuel costs and availability can be affected by political and economic conditions throughout the world. Any changes in the availability or cost of fuel could adversely affect us.



         WE MAY INCUR SUBSTANTIAL LOSSES IN THE EVENT OF AN AIRCRAFT ACCIDENT. We may incur substantial losses in the event of an aircraft accident. These losses may include the repair or replacement of a damaged aircraft, and the consequent temporary or permanent loss of the aircraft from service, as well as claims of injured passengers and other persons. We will be required by the DOT to carry liability insurance on each of our aircraft. We expect to maintain public liability insurance in the amount of at least $500,000,000. Although we believe our insurance coverage is adequate, we cannot assure you that the amount of our insurance coverage will not be changed or that we will not be forced to bear substantial losses from accidents. Substantial claims resulting from an accident could have a material adverse effect on our business, operations and financial results and could seriously inhibit passenger acceptance of our services.



         AIRLINES AND RELATED BUSINESS ARE VULNERABLE TO LABOR DISPUTES. The airline industry is heavily unionized and has a history of labor disputes and work stoppages and slowdowns. These factors could stop our operations even if the labor disputes occur at another company, like a ground handling company or a supplier of fuel on which we rely. Any stoppages or slowdowns could adversely affect our operations.



         AIRLINES ARE VERY SENSITIVE TO CHANGES IN THE GENERAL ECONOMY. The airline industry has a cyclical nature and is sensitive to overall economic conditions. Historically, downturns in the economy have caused a reduction in leisure and business airline passengers; any prolonged reduction in passenger traffic may adversely affect us.

         OUR OPERATIONS MAY BE ADVERSELY AFFECTED BY THE COST OF COMPLIANCE WITH PRESENT AND FUTURE FEDERAL REGULATIONS. We must obtain and maintain the necessary authorization from several government agencies to commence flight operations, including a Certificate of Public Convenience and Necessity from DOT and an operating certificate from the FAA. The DOT principally regulates economic matters affecting air service, including air carrier certification and fitness, insurance, and other economic operational matters. The FAA primarily regulates flight operations, especially matters affecting air safety, including airworthiness requirements for each type of aircraft and pilot and crew certification, and anti-noise restrictions on certain kinds of engines. Our authority, if we obtain it, will be subject to compliance with applicable statutes, rules and regulations pertaining to the airline industry, including any new rules and regulations that may be adopted in the future. Because we are a new airline, the FAA will maintain increased surveillance and scrutiny of our operations for up to five years. In recent years, the FAA has issued or proposed mandates relating to, among other things, collision avoidance systems, airborne windshear avoidance systems, noise abatement, and increased inspections and maintenance procedures. There is no assurance that we will be able to comply with present and future federal regulations, including any additional safety-oriented regulations adopted by the FAA, and, if we are able to comply, this compliance could result in a substantial expense and could adversely affect our operations. If we are found by the FAA not to be in compliance with their regulations, we could be subject to fines, suspension of operating authority or criminal charges, any of which could adversely affect our operations.



         FAA REGULATIONS WILL REQUIRE US TO EXPEND A SIGNIFICANT AMOUNT OF MONEY IN ORDER TO REMAIN IN COMPLIANCE. FAA regulations will require us to replace the insulation blankets on the aircraft we intend to purchase from a major airline by June 30, 2005 at an estimated cost of approximately $545,000 per aircraft. There can be no assurance that the cost of this work will not exceed this estimate or that we will not be required to expend significant additional funds to comply with other FAA regulations for these aircraft or other aircraft acquired by us. The cost of this compliance could have an adverse effect on our results of operations and financial condition.



         OUR BUSINESS IS HEAVILY AFFECTED BY OTHER GOVERNMENT REGULATION. The aircraft industry is highly regulated and scrutinized continuously by the federal government and foreign governments. It is possible that regulatory action could have an adverse impact on our business.



         OUR BUSINESS IS SUSCEPTIBLE TO POLITICAL RISK IN FOREIGN COUNTRIES. We will be landing some of our aircraft in foreign countries. A war, domestic disturbances, or a disagreement between the foreign country and the United States could cause a confiscation of our aircraft or otherwise limit our ability to carry on our business.



RISKS RELATED TO THIS OFFERING



         INVESTORS WILL INCUR IMMEDIATE DILUTION AND MAY EXPERIENCE FURTHER DILUTION. If you purchase shares in this offering, you will experience immediate and substantial dilution of $3.70 in pro forma net tangible book value per share based on our book value as of October 31, 2000. Net tangible book value per share represents the amount of our total assets less our total liabilities, divided by the number of shares of our common stock outstanding immediately after the offering. Our existing stockholders paid an average price per share of $.07, and will therefore have an average unrealized gain of $8.32 per share based upon the initial public offering price of $12.00.



         OUR STOCK PRICE COULD BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS PURCHASING SHARES IN THIS OFFERING AND COULD RESULT IN LITIGATION. The trading price of our stock is likely to be volatile. The stock market has experienced extreme volatility in recent years. We cannot be sure that an active public market for our stock will develop or continue after this offering. Investors may not be able to sell their stock at or above our initial public offering price. The price for our stock will be determined in the marketplace and may be influenced by many factors, including the following:



         - variations in our financial results or those of companies that are perceived to be similar to ours;
         -     changes in earnings estimates by industry research analysts;
         -     investors' perceptions of us; and
         -     general economic, industry and market conditions.

         In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of our management's attention and resources and may therefore have a material adverse effect on our business, financial condition and results of operations.



         NO PUBLIC MARKET HAS EXISTED FOR OUR SHARES AND AN ACTIVE TRADING MARKET MAY NOT DEVELOP OR BE SUSTAINED. Before this offering, there has been no public market for our common stock. We cannot assure you that an active trading market will develop or be sustained after this offering. You may not be able to resell your shares at or above the initial public offering price. There can be no assurance that the market price of our common stock after this offering will relate to our book value, assets, past operating results, financial condition or other established criteria of value. Therefore, the initial public offering price may not be indicative of the market price for our shares of common stock after this offering.



         THE SALE OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK AFTER THIS OFFERING MAY CAUSE OUR STOCK PRICE TO FALL. The market price of our shares of common stock could decline as a result of sales of substantial amounts of our common stock in the public market after the closing of this offering or the perception that substantial sales could occur. These sales also might make it difficult for us to sell shares in the future at a time and at a price that we deem appropriate.



         After this offering, we will have 8,333,333 outstanding shares of common stock. This number includes 6,250,000 shares we are selling in this offering, which may be resold immediately in the public market. The remaining 2,083,333 shares, or 25.0% of our total outstanding shares, are restricted from immediate resale under the federal securities laws and lock-up agreements between our current stockholders and the underwriter, but may be sold into the market in the near future. These shares will become available for sale at various times following the expiration of the lock-up agreements, which is 180 days after the effective date of the registration statement that includes this prospectus, subject to volume limitations under Rule 144 of the Securities Act of 1933.



         OUR BOARD OF DIRECTORS HAS THE AUTHORITY TO ISSUE PREFERRED STOCK, WHICH COULD DETER TAKEOVER BIDS EVEN IF THOSE BIDS ARE IN THE STOCKHOLDERS' BEST INTERESTS. We have 50,000,000 shares of authorized and unissued preferred stock. These shares of preferred stock could be issued to third parties selected by management or used as the basis for a stockholders' rights plan, which could have the effect of deterring potential acquirers. The ability of the board of directors to establish the terms and provisions of different series of preferred stock could discourage unsolicited takeover bids from third parties even if those bids are in the stockholders' best interests.



         WE MAY NOT BE ABLE TO MAINTAIN THE LISTING OF OUR COMMON STOCK ON THE
          , AND PENNY STOCK RULES MAY APPLY TO THE SALE OF OUR COMMON STOCK, WHICH, IN EACH CASE, WOULD MAKE IT MORE DIFFICULT FOR STOCKHOLDERS TO DISPOSE OF
OUR COMMON STOCK. We have applied for listing of our common stock on the       .
Even if it is accepted for listing, we cannot guarantee that it will always be
listed. The             rules for continual listing include stockholders' equity
requirements, which we may not meet if we experience losses, and market value requirements, which we may not meet if the price of the common stock declines.
If our common stock is delisted from the           , trading in our common stock
would be conducted, if at all, in the over-the-counter market. This would make it more difficult for stockholders to dispose of their common stock and more difficult to obtain accurate quotations on our common stock. This could have an adverse effect on the price of the common stock.

         The Securities and Exchange Commission (SEC) has adopted regulations that define "penny stock" to include common stock that has a market price of less than $5.00 per share, subject to certain exceptions. These rules include the following requirements:



         - broker-dealers must deliver, prior to the transaction, a disclosure schedule prepared by the SEC relating to the penny stock market;
         - broker-dealers must disclose the commissions payable to the broker-dealer and its registered representative;
         - broker-dealers must disclose current quotations for the securities;
         - if a broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker- dealer's presumed control over the market; and
         - a broker-dealer must furnish its customers with monthly statements disclosing recent price information for all penny stocks held in the customer's account and information on the limited market in penny stocks.



         Additional sales practice requirements are imposed on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to sale.



         Many securities listed on the           would be covered by the
definition of penny stock, but transactions in a security listed on the are exempt from such rules (except the "sole market-maker" provision mentioned in point (d) above) if the issuer has $2,000,000 in tangible assets, the customer is an institutional accredited investor, and the transaction is not recommended by the broker-dealer. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.




                                 USE OF PROCEEDS



         The net proceeds to us from the sale of the shares of common stock in this offering are estimated at $69.4 million (approximately $76.3 million if the underwriter exercises the over-allotment option in full), after deducting the underwriting discounts and commissions and offering expenses payable by us.



         The company will use the net proceeds of the offering for the acquisition of aircraft, pre-certification expenses and general corporate purposes, including working capital.



         The amounts and timing of expenditures for each purpose is subject to the broad discretion of the management and will depend on the amount of net proceeds available to us and the effects of competition, many of which are beyond our control. Until required for operations, our policy is to invest our cash reserves in bank deposits, certificates of deposit, commercial paper, corporate notes, U.S. government instruments, and other investment-grade quality instruments.



         The following table represents our expected use of proceeds from the sale of stock in this offering. See "The Offering" and "Management's Discussion and Analysis of Financial Condition and Plan of Operations."




                AREA OF USE                                               ESTIMATED AMOUNT
                -----------                                               ----------------
                Gross proceeds from offering .........................         $75,000,000
                Less offering expenses ...............................             350,000
                Less underwriting discounts and commissions...........           5,250,000
                                                                               -----------
                Net Proceeds from Offering ...........................          69,400,000
                Less FAA & DOT certification expenses ................           2,000,000
                Less acquisition cost of 6 MD-80 Aircraft ............          54,000,000
                                                                               -----------
                General working capital ..............................          13,400,000

                                 CAPITALIZATION



         The following table sets forth the capitalization of Tourjets Airline Corporation as of October 31, 2000 and as adjusted for the sale of $75,000,000 in common stock and for a 1-for-2.21 reverse stock split and the application of the net proceeds of the offering. This information should be read in conjunction with the financial statements and related notes appearing elsewhere in this prospectus.




                                                                          AS OF OCTOBER 31, 2000
                                                                       --------------------------
                                                                         ACTUAL        PRO FORMA
                                                                       ---------      -----------
          Accounts payable.......................................      $  73,148     $   73,148

          Due to stockholders                                            147,725        147,725
          (Including FAA & DOT Certification Notes)..............
          Total current liabilities..............................      $ 220,873     $  220,873

          Stockholders' Equity (deficit):
          Preferred shares, 50,000,000 shares authorized,
                   $0.001 par value, no shares outstanding:
                   Common shares, 50,000,000 shares
                   authorized, $0.001  par value, 4,605,000
                   shares outstanding (actual) 8,333,333                   4,605           8,333
                   shares outstanding (pro forma)................

                   Additional paid-in capital....................        143,428      69,539,700
                   Accumulated deficit...........................       (341,507)       (341,540)
                                                                       ---------     -----------

                   Total stockholders' equity (deficit)..........       (193,507)     69,206,493
                                                                       ---------     -----------
                   Total capitalization..........................      $  27,377     $69,427,366
                                                                       =========     ===========




                                 DIVIDEND POLICY



         Since inception on April 3, 2000, we have not declared or paid any cash dividends on our capital stock. We intend to pay dividends as soon as we are profitable, though we cannot assure you when or if that will occur. Any future dividends will be paid at the discretion of our board of directors and will be dependent on our financial condition, results of operations, capital requirements and any other factors as the board deems relevant.




                                    DILUTION



         As of October 31, 2000, our net tangible book value was $(193,507) or $(0.09) per share of our common stock. Net tangible book value per share of common stock is determined by dividing our tangible net worth (total tangible assets less total liabilities) by the aggregate number of shares of common stock outstanding.



         Dilution is determined by subtracting net tangible book value per share after the offering from the initial public offering price per share. After giving effect to the 1-for-2.21 reverse stock split, the sale of 6,250,000 new shares of common stock in this offering at an assumed public offering price of $12.00 per share, and after deducting underwriting discounts and commissions and estimated offering expenses, our net tangible book value as of October 31, 2000 would have been $69,206,493 or $8.30 per share of our common stock. This represents an immediate increase in our net tangible book value of $8.39 per share to current shareholders and an immediate dilution of $3.70 per share to new investors purchasing our common stock in this offering.

         The following table illustrates the foregoing information as of October 31, 2000 with respect to dilution to new purchasers of common stock:




          Assumed public offering price per share.............................                  $    12.00
          Number of new shares sold...........................................                   6,250,000
                 Net tangible book value per share at October 31, 2000........      $  (.09)
                 Increase in net tangible book value per share attributable to
                 this offering................................................         8.39
                                                                                    -------

          Pro forma net tangible book value per share after this offering.....                        8.30
                                                                                                ----------

          Dilution per share to new investors.................................                  $     3.70
                                                                                                ==========



         The following table summarizes, assuming 6,250,000 shares sold pursuant to this Offering, as of October 31, 2000, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by Founding Stockholders and by new investors at an assumed offering price of $12.00 per share and before deducting the underwriting discount and assumed offering expenses:




                                                  SHARES PURCHASED                   TOTAL CONSIDERATION
                                           ------------------------------      ---------------------------------

                                                                                                                    AVERAGE PRICE
                                             NUMBER              PERCENT         AMOUNT                 PERCENT       PER SHARE
                                           ----------          -----------     ----------              ---------      ---------
Investors in this offering............     6,250,000                75%        $75,000,000               99.80%        $ 12.00
Current stockholders..................     2,083,333                25%            148,033                0.20%           0.07
                                           ---------             -----         -----------              ------         -------

Total.................................     8,333,333             100.0%        $75,148,033              100.00%
                                           =========             =====         ===========              ======



         The foregoing table excludes 1,250,000 shares of common stock reserved for issuance under our stock option plan, and 625,000 shares for the underwriter's over-allotment option granted in connection with this offering.

                            SELECTED FINANCIAL DATA



         We derived the selected financial data presented below from our historical financial statements, and related notes included in another part of this prospectus. You should read the selected financial data together with our financial statements and the section of the prospectus entitled, "Management's Discussion and Analysis of Financial Condition and Plan of Operations." Kaufman Rossin & Co., independent certified public accountants, audited our financial statements for the period from inception (April 3, 2000) through October 31, 2000 and the statement of income of Dove One from commencement of operations (February 15, 2000) to March 24, 2000. The pro forma balance sheet for October 31, 2000 assumes that the proposed offering was consummated on October 31, 2000. See the notes to the pro forma balance sheet beginning at page F-1 of this prospectus for information containing the adjustments made in the pro forma Balance Sheet.




                             SUMMARY FINANCIAL DATA
                 DOVE ONE - PREDECESSOR AND TOURJETS - SUCCESSOR




                                                            PREDECESSOR          SUCCESSOR            SUCCESSOR & PREDECESSOR
                                                         -----------------    ----------------     -------------------------------
                                                           PERIOD FEB 15,
                                                                2000                                                   PRO-FORMA
                                                            (OPERATIONS         PERIOD APR 3,       NINE MONTHS        YEAR ENDED
                                                             COMMENCED)           2000 TO              ENDED         DEC. 31, 2000
                                                          TO MAR 24, 2000       OCT. 31, 2000       OCT. 31, 2000      (UNAUDITED)
                                                         -----------------    ----------------     ---------------  --------------
STATEMENTS OF OPERATIONS DATA:
     Charter Revenues................................       $ 488,028           $       --           $   488,028       $ 488,0280
     Other Income....................................              --                2,688                 2,688            2,688
     Cost of charter revenues........................         303,063                   --               303,063          303,063
                                                            ---------           ----------           -----------       ----------
          Gross profit...............................         184,965                2,688               187,653          187,653
     Operating costs and expenses:
          Ground services............................          92,425                   --                92,425           92,425
          Crew accommodations........................          44,192                   --                44,192           44,192
          Catering...................................          17,556                   --                17,556           17,556
              Depreciation...........................             937                2,921                 3,858            3,858
          Selling, general and administrative........          12,510              341,307               353,817          764,521
                                                            ---------           ----------           -----------       ----------
     Income (loss) before income taxes...............          17,345             (341,540)             (324,195)        (734,899)
     Income taxes....................................              --                   --                    --               --
                                                            ---------           ----------           -----------       ----------
     Pro forma net income (loss).....................       $  17,354           $ (341,540)          $  (324,195)      $ (734,899)
                                                            =========           ==========           ===========       ==========



BALANCE SHEET DATA



         This unaudited pro forma information on the Balance Sheet does not purport to present what our financial position would actually have been if the transactions in fact occurred on those dates, or to project our financial position for any future date or period. These unaudited financial statements should be read in conjunction with historical statements of Tourjets and Dove One.



         The following referenced balance sheet is presented on a historical basis and on a pro forma basis, as adjusted to reflect the net proceeds from the sale of the common stock in this offering at an assumed price of $12.00 per share of common stock; less a maximum of $5,250,000 in commission and offering expenses of approximately $350,000; and the purchase of six MD 82 aircraft at $9,000,000 each.




                                                                  AS OF OCTOBER 31, 2000
                                                        ------------------------------------------
      BALANCE SHEET DATA:                                                            PRO FORMA
                                                                                     AS ADJUSTED
                                                          ACTUAL                     (UNAUDITED)
                                                        ----------                 --------------
       Current assets..............................     $       --                 $       15,400
       Property and equipment......................         20,891                     54,020,891
       Other assets................................          6,475                          6,475
       Total assets................................         27,366                     69,427,366

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                  OF FINANCIAL CONDITION AND PLAN OF OPERATIONS



RESULTS OF OPERATIONS



         We are a successor to the business of Dove One Inc, a Delaware corporation, which was incorporated in 1990. Since inception until 1998, Dove One operated an air taxi service throughout Florida and the Bahamas with smaller aircraft than Tourjets expects to use. Our founders acquired Dove One in November 1999. Because the post-acquisition operations of Dove One are relevant to an understanding of our business plan, we are including with this section a discussion of Dove One's operations.



OPERATIONS OF DOVE ONE



         Serge Feller and J.W. Korth & Company purchased all of the outstanding stock of Dove One in November 1999. The company did not have an operating aircraft at the time, but offered Mr. Feller and J. W. Korth & Company the ability to implement their business plan through a corporate entity with a 10-year history in the aviation industry.



         Upon purchasing Dove One, Mr. Feller contacted numerous tour operators and aircraft brokers to determine their interest in using Dove One to arrange, through certificated airlines, airline service for tour packages. Numerous tour operators and aircraft brokers expressed positive interest in doing business with Dove One.



         Dove One then arranged, as agent for tour operators, flights using the aircraft, personnel and ground facilities of Casino Express Airlines and Lorair, two unrelated air carriers. Dove One contracted with these airlines to "wet lease" a Boeing 737-200, along with crew, maintenance and insurance, for those flights.



         Dove One's first flight occurred on February 19, 2000 from Boston Logan Airport to Montego Bay, Jamaica. Forty flights occurred on this basis from February 19, 2000 to March 24, 2000, serving three different tour operators. The flights were from Boston, Massachusetts to Curacao, Aruba, Nassau, Montego Bay, Jamaica, and Ft. Lauderdale, Florida.



         During this period, Dove One realized $488,000 in revenues from tour operators and other airlines in need of substitute aircraft. Dove One's primary customer relationship was with a tour operator, which contracted through Dove One to arrange for flights. Dove One arranged for Casino to provide all of these flights. The tour operator paid Casino $332,384 for the flights. In addition, Dove One paid some of Casino's expenses (catering, ground handling and crew stationing), amounting to $134,981 to third party vendors. Casino reimbursed Dove One a portion of the amount paid by the tour operator ($23,701) and gave Dove One credit for the $134,981 in expenses paid by Dove One. In addition, Dove One arranged for additional flight hours' use of the aircraft of Casino and Lorair. Dove One received $146,200 from these additional aircraft operations for which it arranged these air services. Dove One paid the airlines $2,900 per block hour, or $96,599. Dove One also paid $13,055 to transport the crew for these flights to the point of operations.



         Based on generally accepted accounting principles, Dove One generated $488,028 in revenues, incurred $470,683 in expenses, including depreciation, and had a net income of $17,345 for the 38 days it operated.



         These figures have only limited significance for predicting how our business can be expected to operate once we begin regular operations. Our operations will differ from Dove One's operations in the following major respects:



     - Dove One "wet leased" its aircraft, which is the most expensive way of paying for the use of aircraft and which is used in the airline industry only in the event of a short-term shortage of available aircraft. We expect to acquire and operate our own aircraft.

     - Dove One, by not employing its own full time personnel, incurred some expenses ($44,000 to house crews in hotels during off-duty time and $13,000 in crew transport expenses) that would not be expected under normal operations. We believe that these expenses would be limited to hotel accommodations during duty time in the normal course of operations.



     - Dove One had virtually no aircraft operations overhead, which was paid by Casino. Once we begin operations, we will have substantial overhead, i.e., employees, office and rental expenses, the level of which overhead will depend on the number of aircraft and the scope of sustained operations.



     - Dove One's services involved one aircraft on a short-term basis. All contract-related costs, including catering and ground services, were acquired at or near consumer retail prices. We expect that our costs for these items will be substantially less per unit.



         On March 24, 2000, a truck operated by a ground services company damaged the Boeing 737-200 aircraft while parked at Logan International Airport in Boston, Massachusetts. Suitable substitute aircraft were not available at that time to provide comparable services. Our founders decided to cease operations as Dove One and form a new corporation, with the goal of becoming a certified air carrier with its own aircraft fleet. The new corporation was formed in April 2000, and, in September 2000, changed its name to Tourjets Airline Corporation.



         The results experienced during Dove One's operations helped the founders to conclude that their business plan is sound and has a reasonable chance to succeed when applied on a permanent basis through Tourjets. We feel optimistic about our business model because Dove One's operations demonstrated that there is an opportunity to develop substantial business in the market we have targeted. Dove One attracted its business without substantial marketing expense and with essentially no track record as an operating airline. Dove One continues to receive inquiries from tour operators, aircraft travel brokers and travel agents. We believe that with a reasonable amount of direct marketing to travel agents, aircraft travel brokers and tour operators, we will be able to increase the level of business Dove One was able to develop in the first quarter of 2000.



TOURJETS AIRLINE CORPORATION



         Since our incorporation on April 3, 2000, we have not engaged in any commercial operations. We have devoted our efforts to establishing the business plan, preparing for this offering, locating experienced officers and employees, engaging directors, talking with owners of aircraft about possible purchases, and developing necessary manuals for aircraft, maintenance and crew training.



         We have applied to DOT for authority to operate in domestic and international air transportation of persons, property and mail. The objection period to our DOT application has expired without any objections having been filed. On June 23, 2000, DOT informed us that further processing of our application would await the filing of the Registration Statement for this offering. Since the filing of our initial registration statement on July 17, 2000, DOT has reviewed the application in detail and has requested additional information. This is normal for the application process, and all additional requested information has been submitted. Based on our understanding of DOT practices and procedures, we expect a "show cause" order (approval subject to capitalization) to be issued within the near future.



         We have also filed a PASI (Pre Application Statement of Intent) with the FAA. The FAA has assigned a National Certification Team to assist the local FAA office with the processing of our certification. We are involved in the regular process of detailed FAA review of our proposed method of operations. Final FAA approval will require us to demonstrate our capabilities with our actual aircraft. Thus, until and unless we close this offering and are thereby able to acquire aircraft, we will be unable to receive FAA approval.

         Since our formation in April 2000, we have not received any revenues, and we are unable to offer flights until we receive DOT and FAA certification. From inception through October 31, 2000, we have sustained cumulative losses of $341,540 of which $136,624 was for offering cost, $168,000 was for consulting fees, $12,600 was for professional fees, $3,918 for rent, $5,971 for travel, $2,921 in depreciation and $14,194 for miscellaneous expenses. These losses have resulted primarily from expenditures incurred in connection with general and administrative activities, organization and development. Since October 31, 2000, we have incurred additional expenses of approximately $393,359.



         We expect to incur substantial costs in the future resulting from the acquisition of aircraft, equipment, pre-certification costs, deposits, airport service providers and fuel service. Additional expenses will include airport facilities, maintenance costs, and marketing.



         Our operating expenses will depend on several factors, including the level of aircraft maintenance and repair expenses. Development of our planned flights will depend upon economic factors that we cannot predict. Management may, in some cases, be able to control the timing of developmental expenses, in part, by controlling growth. As a result of these factors, we believe that period-to-period comparisons are not necessarily meaningful and should not be relied upon as an indicator of future performance.



         The risks, expenses and difficulties encountered by companies at an early stage of development must be considered when evaluating our prospects. To address these risks, we must, among other things, successfully develop and commercialize our services, secure all necessary government approvals, respond to competitive developments and continued government regulation, and continue to attract, retain and motivate qualified persons.



LIQUIDITY AND CAPITAL RESOURCES



         While Dove One, our predecessor company, generated $488,000 in revenue within its first month of operation, Tourjets has not yet incurred any cash flows from operations since inception. We have expended and expect to continue to expend substantial funds to complete our planned service development efforts. Our future capital requirements and the adequacy of available funds will depend on numerous factors, including:



         -     obtaining sufficient funding to acquire aircraft and equipment;
         -     the successful commercialization of planned flights;
         -     fuel price and availability;
         -     hiring qualified personnel;
         -     keeping pace with government regulation;
         -     obtaining adequate insurance;
         -     the development of contractual agreements with airports; and
         -     the use of airport service providers.



         Until we receive the proceeds from this offering, the principal founders are financing the operation out of their own funds in the form of loans to the Company. As of October 31, 2000, the company owed the founders $147,725. Our monthly expenditures during this interim development period will be approximately $35,000 per month.



         Our principal founders (Serge F. Feller and J.W. Korth & Company) have supplied all of the funds necessary to get started and pay the pre-filing expenses of this offering. We have agreed to reimburse the founders for all of the DOT, FAA and offering expenses incurred by them on behalf of the company. We expect to defer the majority of the additional expenditures that are necessary to carry out our business plan until adequate funds are on hand. The bulk of FAA certification expenses will be incurred when sufficient funds are available from this offering.

         Up to $5,600,000 of the proceeds from this offering will be spent on underwriting fees, other expenses of this offering, and other start-up expenses. This should leave enough money to cover pre-certification operational costs of approximately $2,000,000 and the cost of acquiring the aircraft, and to leave sufficient operating funds to meet DOT capital requirements. Under DOT regulations, our business plan filed with the DOT requires us to have a minimum of $6,187,000 in "spare cash" to obtain certification and commence operations.



         In the event our plans change or our assumptions change or prove to be inaccurate, or the proceeds of this offering prove to be insufficient to fund operations, we could be required to seek additional financing. The terms and prices of any additional financing may be significantly more or less favorable than those of this offering. We do not have any committed sources of additional financing, and there can be no assurance that additional funding, if necessary, will be available on acceptable terms, if at all. If adequate funds are not available, we may be required to delay, scale back, or eliminate some aspects of our operations. Lack of adequate additional funds could materially adversely affect our business, financial condition, and results of operations.



REVERSE STOCK SPLIT



         Before closing of this offering we intend to complete a reverse split of our common stock in which every 2.21 shares of common stock will be converted into one share. As a result of the reverse stock split, after this offering our current shareholders will own approximately 25% of our shares outstanding.




                                  OUR BUSINESS


INTRODUCTION


         Tourjets is the successor to Dove One, Inc. and was incorporated on April 3, 2000. We intend to operate our own airplanes and to create, market and provide complete getaway vacation packages. We are in the process of DOT and FAA certification. If this offering is successfully completed, we intend to purchase aircraft, complete the certification process, and commence operations.



OUR PRIMARY PRODUCT: TOURJETS NON-STOP VACATIONS(SM)



         We will be offering nonstop scheduled flights to selected vacation destinations from metropolitan areas not generally served by non-stop flights. Customers will be able to choose their accommodations from pre-selected options or create their own vacation itinerary online.



         We will focus and capitalize on the growing trend of busy Americans to take 3, 4, and 7-day getaway vacations. To do this efficiently and economically, we will combine two traditionally separate entities, the airline and the tour operator, to offer easy and affordable getaway vacations from secondary, less crowded airports.



         Our vacations will be booked through travel agents and on our website on the Internet. Our non-stop "point to point" flights will offer the shortest possible travel times and the longest possible vacation times. Wherever possible, we will depart from less stressful, smaller, less congested airports. We will also offer hotel accommodations together with air travel for one price. Our vacation packages will be economical, often costing less than accommodations and air travel booked separately.



         We will focus on the numerous cities across the U.S. that currently require passengers to take burdensome and time consuming connecting flights to reach selected vacation destinations. For our customers from these cities, we think our service will mean more vacation time and more relaxation and fun.

OUR OPERATING MODEL



         Key to our business plan is the financing plan. Our goal is to be a generally debt free company. We plan to purchase quality used aircraft at much lower costs than comparable new aircraft. We plan to own our planes outright. Therefore, we will not have expensive lease or debt costs.



         Our business plan has been built from the experience of operating our predecessor company, Dove One, and from our analysis of the airline/travel industry. We believe that, taken together, our experience, our plans and the financing provided by this offering give us a high chance of success.



         We intend to distribute these vacation packages to the public through travel agents, corporate travel desks and directly via the Internet. We intend to feature a high level of personal service by our cabin attendants and other airline personnel in order to make our service as attractive as possible to individual travelers.



         Our core strategy will be to provide vacation packages (a) taking less travel time, (b) with convenient schedules and (c) through a single point of contact. We will be the first regional-sized airline to build itself around these features. By following this strategy, we intend to become the leader in getaway vacation packages.
         Our research indicates that there is a market for this kind of service, based on the continued growth of the vacation travel marketplace, domestic economic prosperity, the travel industry trends discussed under "The Travel Industry In General", and the results and experience of Dove One.



         We believe the following key strategic advantages in our operating model will allow us to offer these attractive vacations and operate at a profit:



     - NON-STOP FLIGHTS. We will fly non-stop to vacation spots, thereby adding many hours to the vacationers' actual vacation time. Vacation travelers from many cities are often routed through connecting flights before arriving at their final vacation destination. Although we will be authorized to fly from all public airports, we plan to fly non-stop from less congested, non-hub airports. Therefore, we will avoid time-consuming connections. Shorter flight times will also save us fuel and crew costs.



     - COMPETITIVE PRICING. In addition to offering convenient and comfortable flying and quality accommodations, our Tourjets Non Stop Vacations(sm) will be priced competitively with prices for travel packages offered by travel agents and major airlines. Also, based on our study of recent newspaper advertisements and prices listed on the Internet, we expect that our one-price packages will generally cost less than comparable flights and accommodations bought separately.



     - MD-82 AIRCRAFT. We intend to fly MD-80 series aircraft, which feature five-across seating, fewer middle seating areas, and ample leg room.



     - QUALITY SERVICE. We will feature quality food and beverage service, with such low-cost and attractive features as chocolate truffles and hot towels to all passengers.



     - QUALITY PRE-APPROVED ACCOMMODATIONS. Vacationers booking Tourjets Non-Stop Vacations(sm) will be staying in hotels that we have pre-approved for quality and value. We intend to maintain the highest quality of vacation destination accommodations to further enhance the Tourjets brand.



     - SERVICE-ORIENTED PERSONNEL. We plan to hire service-oriented personnel, train them to provide superior service, and rate their performance on the basis of customer satisfaction. Our goal is to provide our service staff current, accurate information about flight delays and weather conditions so that they can quickly communicate this information to our customers.

     - SINGLE POINT OF CONTACT. We plan to provide our customers with a single point of contact for all their vacation matters. Travelers on Tourjets Non-Stop Vacations(sm) will have the comfort of knowing they can contact us with their travel needs and questions. We will have an international 24-hour help line for travel problems, extensive first aid equipment on the aircraft with trained staff and a medical hot line.



WHY WE BELIEVE WE CAN SUCCEED - TOURJETS ADVANTAGES



         We have based our business plan and financial model on assumptions involving the various aspects of our business: our expected financial structure, the aircraft fleet, revenues, cost of our operations, and overhead. We believe that our business model can be a financial success because of the following reasons:



     - EXPERIENCED PERSONNEL. Serge F. Feller, our Chairman, CEO & President, has substantial aviation experience. During 1998 and 1999, he was Executive Vice President of World Airways, Inc., a U.S. certified charter and scheduled airline, where he directed the airlines sales and marketing efforts and operations of the scheduled, charter and military businesses, of that airline. During his tenure at World Airways, Mr. Feller identified an underserved niche in the airline business and made numerous contacts in the tour operator industry. He left World Airways to fully develop the Tourjets business plan with J.W. Korth & Company. During February and March 2000, the principal founders tested the business plan as Dove One, Inc., developing tour operator business utilizing unaffiliated airlines. In addition to Mr. Feller, we have recruited a number of veteran airline executives to fill the key positions needed to commence commercial operations. See "Management."



     - ADEQUATE CAPITAL TO FUND OUR OPERATIONS. If our estimates of the amount of capital necessary to start operations prove correct and our operations go according to our economic forecast, we will avoid the problems of inadequate cash resources that have crippled and ultimately killed other start-up airlines. If we commence operations with purchased aircraft, we believe that the net proceeds from this offering will be sufficient to satisfy our cash requirements for at least thirty-six months if we do not grow or make a profit.



     - FLEXIBLE UTILIZATION OF AIRCRAFT AND ASSET DEPLOYMENT. Because we will not need to commit to a long term and high frequency schedule, we will have the advantage of not having to commit to the overhead traditionally associated with major hub-operating scheduled carriers. We also will have greater flexibility in scheduling. We intend to maintain seasonal schedules to vacation destinations and subcontract ground and passenger handling, catering, and fueling, enabling us to switch destinations within a very short time frame. Once certificated, we can readily file a public charter prospectus with the DOT and gain approval to fly into new airports on comparatively short notice and develop and offer a product targeted at that market. We can then choose to retain or change the product, depending on how many people we fly and the competitive pricing situation. In short, filing a public charter prospectus with the DOT can, with relative ease, enable us to test a new market and focus on those most responsive to our products.



     - OWNING AIRCRAFT OUTRIGHT. By owning rather than leasing aircraft, we will lower our cost of ownership of aircraft, providing a cushion that costly leasing arrangements would not permit. Thus, even if we are not able to develop a large amount of business at the outset, we should be able to survive our early "growing pains" and build a sound future on a sound economic base.



     - EFFICIENT AIRCRAFT. MD-80 series aircraft are more efficient than the aircraft typically flown by existing smaller airlines. These aircraft are more than adequate to serve our intended range. Our central location in South Florida will give our jets easy access to major Caribbean destinations and major Northeast and Central United States population centers. This reduction in "down" time should enable us to deploy our assets efficiently.

     - PLANNED ACQUISITION OF AIRCRAFT FROM a major airline. We have entered a non-binding MOU with a major airline to buy six used MD-82 aircraft on a staggered schedule, and to lease them back to a major airline for $137,500 per month until we are ready to take delivery. The rental amount will be well in excess of our expected operating expenses while we seek operating and safety authority from DOT and the FAA. If we are unable to finalize our agreement with the major airline to buy the six planes, or to buy fewer planes from the major airline if our financing will not permit buying six planes, we will have to look elsewhere to buy aircraft and may be unable to lease them.



     - AVOIDANCE OF HUB AIRPORTS. We will fly nonstop "point to point." Because we will not be tied to hub airports, we will avoid extra flying time from connecting airports to hub airports. This means that our non-stop flights will be generating revenue in the most efficient manner possible - on non-stop flights from departure city to vacation destination. In addition, we will avoid the costly fee structures associated with gate space, take-offs and landings at major hub airports.



     - SERVICE FROM AREAS NOT SERVED BY NON-STOP VACATION FLIGHTS. We intend to depart largely from cities that have no scheduled non-stop service to our planned vacation destinations. If competition develops in any of our markets, because we are a non-scheduled airline, we can reposition our aircraft to another market that is less competitive.



     - SALE OF HOTEL ROOMS. We expect to be able to sell hotel rooms to our Tourjets "Non-Stop" Vacation(sm) customers at a mark-up, based on our purchase of hotel rooms on a wholesale basis. Moreover, since we will not be paying a hotel broker or travel agent for these rooms, our margin will increase by the amount of commission saved.



     - INTERNET RESERVATION SYSTEM: We expect to use an internet based ticketless reservation system owned and managed by a third party vendor and designed for use by consumers and travel agents. The benefit of an Internet-based system is that it provides a low cost means of linking remote users to the system. A remote user can log in over the world wide web. In most reservation systems, customer records are removed from the system the day after the passenger has flown. In our system, an on-line transaction history will remain and allow us to recognize returning customers and cataloge their travel histories, and contact information.



     - RELIABLE PARTS SUPPLY. We expect to purchase parts on a "just-in-time" basis though AAXICO Sales Inc., a leading supplier of aircraft parts minimizing inventory costs. We intend to purchase parts from AAXICO and hope to take advantage of their worldwide network of distributors. AAXICO may be deemed an affiliate of J.W. Korth & Company, one of our principal founders and our principal underwriter.



         There can be no assurance that our business strategy will prove successful in the short or the long run. See "Risk Factors" for a summary of the risks we believe exist that might prevent us from being successful in carrying out our business plan.

                                THE TRAVEL INDUSTRY IN GENERAL



TRAVEL FORECAST REMAINS STRONG THROUGH 2002



         The Travel Industry Association of America (TIA), in its November 17, 2000 Travel Forecast, predicted that domestic and international travel in the U.S. would jump by nearly 3 percent during 2000 and that those travelers will spend more than $561.3 billion in the U.S. during 2000. Domestic and international travel expenditures in the U.S. are expected to increase from $523.0 billion in 1999 to a record $622.0 billion in 2002.









TARGET MARKET



         Our target market is the vacation traveler. Many Americans are increasingly constrained from scheduling a two-week vacation, but they will take several short vacation trips throughout the year at various times when work schedules permit. A 3 or 4-day vacation around a weekend is a particularly attractive way of maximizing leisure time without having to jeopardize any work deadlines.



         The targeted customers for Tourjets Non-Stop Vacations(sm) are mature Americans with a yearly household income of $50,000 or more and active retirees.



         Demographics favor continued growth both in the customized vacation and pre-planned vacation categories. Between 1995 and 2010, some 78 million baby boomers will move into their peak earning and vacation years. During this period, the 45-64 year-old segment will grow 31 percent, according to U.S. Statistical Abstracts, and those age 65 or older will increase 14 percent. Mature couples without children under 18 will rise 36 percent during the same period.



         According to TIA's Domestic Travel Market Report, 2000 Edition, baby boomers (35 to 54 year-olds) generated the most travel in 1999, more than any other age group in the U.S., registering more than 259 million trips last year. They are also more likely than other age groups to stay in a hotel or motel (60%), travel for business (35%) and to fly (26%). Two-thirds (65%) of Boomer travelers have an annual household income of $50,000 or more, much higher than any other age group.



         In a survey of 12,400 Americans conducted by Plog Research, Inc. released in November 2000, respondents were asked to rate how important it was to take a vacation away from home with 1.0 being not at all important and 10.0 being very important. The overall rating was a strong 8.0, which cut across all age and demographic groups. The leisure travel industry has shown consistent growth for the past 13 years, growing at an average annual compound rate of more than six percent.



         Baby boomer travelers, our target customers, contributed the most to the increase, as their overall index jumped 8 percent from the 3(rd) quarter of 2000, largely due to a sharp increase in their perceptions of the affordability of travel. As time-constrained baby-boomers seek simpler ways to book vacations and greater value, we believe packaged vacations will increase.

TRAVEL TRENDS



- OUR BUSINESS model takes advantage of current travel trends. Weekend trips by Americans jumped by a dramatic 70% between 1986 and 1996 and they now account for more than half of all U.S. travel. In comparison, non-weekend travel increased by only 15% during the same period. Americans took 604 million weekend person-trips in 1996 and nearly 80% of the travel was for pleasure. Weekend trips are popular year round, but summer is the most popular time for weekend travel, accounting for 28% of all weekend trips. (Source: TIA)



- ADVENTURE TRAVELERS are everywhere. According to TIA, one-half of U.S. adults, or 98 million people, have taken an adventure trip in the past five years. This includes 31 million adults who engaged in vigorous adventure activities like whitewater rafting, scuba diving and mountain biking. Adventure travelers are more likely to be young, single and employed relative to all U.S. adults.



- ROMANTIC GETAWAY VACATIONS are popular with all Americans, especially married couples who are looking to rekindle the romantic feelings in their relationships. Thirty-one percent of U.S. adults (61.8 million Americans) said they took a romantic getaway in the past 12 months. The average traveler took 2.5 romantic trips in the past year. Romantic travelers without children in their households took more getaways in the past 12 months than romantic travelers with children (3.1 vs. 1.9 trips, respectively). Visiting a distant city for dining and entertainment purposes is the number one type of romantic getaway taken by Americans last year. (Source: TIA)



- BEACH vacations are one of the most popular travel activities during the summer. Nearly 50 million travelers say they visit the beaches in June, July and August. Over one-third of travelers (35%, 48.8 million adults) plan to take a trip of 100 miles or more, one-way, to visit a beach in the summer. A higher share of men than women are beach-bound. Beach appeal is also high for those with children at home and travelers ages 18-34. Nearly one-half of beach goers (45%, 22.1 million travelers) say they expect to stay overnight in a hotel or motel. Another group, 29%, say they stay with family or friends. Women are more likely than men to stay with family or friends (36% vs. 24%). (Source: TIA)



- INTERNET TRAVEL SITES ARE MOST USEFUL TO TRAVELERS. Half of all Americans (approximately 101.9 million adults) say that they use the travel media - - everything from newspaper travel sections and television travel shows to online newsletters - - to plan their vacations. However, Internet web sites are ranked as the most useful sources for travel news, 16.5 million travelers booked trips online in 1999, which is up over 200% from 1997. The percentage of travelers who use the Internet for travel plans or reservations has increased from 11% in 1996 to 62% in 1999, which equals
    52.2 million travelers who planned online. The most popular types of sites to visit for Internet travel planning include: search engines (62%), destination sites for cities, states and countries (51%), company sites, such as airlines, hotel and rental cars (48%), and commercial sites, such as Expedia and Travelocity (36%). The most popular types of sites for booking travel include: company sites (51%), commercial sites (39%) and search engines (32%). (Source: TIA)

                             OUR MARKETING STRATEGY



         Consumers have choices in determining who their travel providers will be. Building brand loyalty by offering greater value is critical in motivating our customers to choose our vacation packages and other travel products over another. The winning strategies will clearly create competitive advantage by delivering value as the key product. Value is a qualitative term that means different things to different types of air travelers or vacationers.



         For the business traveler, value may mean frequency, schedule, on-time departure, expedited check-in, or no lost bags. For visiting friends and relatives (and leisure traffic), value may mean the lowest seat price and, direct, point-to-point service. For long-haul passengers, value may be seat pitch (the distance between seats in the aircraft cabin), in-flight entertainment, and food and beverage service. Successful airlines, regardless of their markets, clearly must understand how to build a strategy for delivering value to their targeted consumers. Understanding what our target market considers as value and consistently delivering it will be the task of our employees, officers and directors.



         We will deliver a high value product, featuring less travel time, convenient schedules and single point of contact for all vacation details. We will be the first regional-sized airline (airlines with less than $100,000,000 in annual revenues) to provide air travel and accommodation packages. We intend to become the leader in getaway vacation packages. In addition to delivering a high-value travel product, we will strive to deliver quality, reliability and consistency.



TARGETED U.S. GATEWAY CITIES



         For each aircraft we take into service we will link three U.S. gateway cities to one vacation destination, with several flights per week. As we add aircraft, we will increase vacation destination options from gateway cities.



         In preparing and analyzing suitable U.S. gateway cities, we have utilized official U.S. Government data to determine the largest air travel markets in the United States. Our analysis identified 41 metropolitan areas in which more than 1 million passengers are boarded each quarter with an average ticket price ranging from 11.71 to 24.50 cents per mile per passenger. Only a few of these cities provide convenient non-stop service to selected destinations in the Caribbean and Mexico.



         We have identified a number of communities or non-hub metropolitan airports that currently do not offer non-stop service to our targeted vacation destinations. Each "point to point" market will be analyzed based on the number of existing flights, routing and departure times, the size of the overall market, year to year growth, seasonal airline activity and prevailing ticket prices. We will choose to serve those cities that offer the best opportunity based on an analysis of these factors, and we will constantly update this analysis and re-deploy our aircraft based on changes in the marketplace.



         By offering convenient non-stop service from U.S. gateway cities that currently do not have non-stop service to selected Caribbean/Mexico destinations, we believe that we can establish ourselves as the preferred vacation travel carrier.



TARGETED DISTRIBUTION



         We plan to market our Tourjets Non-Stop Vacations(SM) through three major channels: travel agents, corporate travel desks, and direct to customers via our web site. Enhanced web interface provides diverse and less expensive sales distribution then conventional reservation systems of the past.



         Most vacation travelers continue to consult with their travel agent. Currently more than 66% of all international travel is booked through travel agents and 20% directly with the airline. It is projected that more and more people will book online as systems become available based on American Travel Survey issued by the DOT. For this reason we expect to allocate resources to all three channels.

- TRAVEL AGENTS with IATA (International Association of Travel Agents) codes will be able to log onto our web site and make reservations online. Ticket confirmations will be issued via e-mail or fax and submitted directly to the customer and the commission will immediately be calculated and accounted for. We plan to pay between 10% to 15% commission to travel agents who sell our vacation packages. This commission structure compares very favorably to the 5% to 7% commissions paid by major airlines and is comparable to the amount paid by tour operators. Travel agents will not need any special software or hardware to book a Tourjets vacation reservation.



- CUSTOMERS will also be able to log on to our web site to make reservations online. However, bookings made by individuals do not need an IATA number and will not earn commissions. We plan to maintain an easy to understand pricing module with the following choices: Standard Package or Deluxe Package (includes higher price hotel, transfers, etc.) and 3, 4, or 7 days. Additional options may include taxi vouchers, activity tickets or reservations such as golf, scuba excursions and volcano tours.



- CORPORATE TRAVEL DESKS of larger companies with 1,000 or more employees often search for additional vacation travel products and services to offer. Corporate travel desks typically search the Internet to find the best fares and to make reservations for business travel and hotels. With today's technology it has become very easy to establish a corporate travel desk and often creating a separate profit center. We believe this trend will continue and will seek to market directly to these in-house travel desks. We expect to pay the same 10% to 15% commissions as we will pay to IATA travel agents.



PRICING OF TOURJETS NON-STOP VACATION(SM) PACKAGES



         We will analyze each potential gateway city as to the number of existing flights, routing and departure times, reputation of other carriers, the size of the overall market, year-to-year growth, seasonal charter activity and prevailing ticket prices. Once we choose a new market, we will use a simple pricing module that is easy to alter if market conditions change.



         We will set the price for the airline ticket portion of the package based on prevailing ticket prices for that market. We will set the price for the accommodations portion by marking up our cost by a factor appropriate to the hotel market for that destination. We expect that, on the average, our vacations will cost customers between $600 and $800 per person, double occupancy, for to a 3 to 4-day vacation, and between $900 and $1450 per person, double occupancy, for a 7-day vacation. Ticket prices will vary depending on prevailing market conditions and seasonality.



OTHER POTENTIAL MARKETS



         To obtain revenue when our aircraft may not be fully utilized serving vacation travelers, we will offer services to people and companies in need of supplemental flights, directly and through airline brokers. Irrespective of the number of aircraft we operate we will actively seek to promote our services on a one time or continuing basis.



         To supplement our Tourjets Non-Stop Vacations(sm) revenues, we will seek to be active participants in servicing the following types of customers:



- TOUR OPERATORS: Tour operators generally create land and air packages for sale through retail travel agents. The majority of the air travel portion of these packages is provided by scheduled airlines or by "track" programs (low frequency but repetitive domestic and international flights between city pairs). Incidental or ad hoc flights provide airline seats to cover passenger overflow during peak holiday seasons. In addition, tour operator business consists of special events - like fan travel to holiday football bowls - in which the tour packager may contract directly with us at the outset to ensure availability, quality and reliability and direct service. We intend to focus on developing all three segments of the tour operator market, with an emphasis on vacation packages.

- CRUISE LINES: We intend to provide our aircraft, as available, to supplement the scheduled airlines' carriage of passengers to cruise departure points. We also intend to commit capacity to seasonal cruise line flying as market opportunities arise and our capacity permits. Being headquartered in South Florida, we are located in the "cruise capital" of the world, in that both the Port of Miami and Port Everglades in Ft. Lauderdale are within minutes of two major international airports. Major cruise lines, including Royal Caribbean, Carnival Cruise Lines, Princess Cruises, and Holland America Line, are located in one or both of these ports. Cruise vacationing has continued to grow throughout most of the 1990s. The recent resumption of growth has led the Cruise Lines International Association to estimate that cruise lines will add approximately 15 new ships, representing approximately 26,000 new berths, to the total worldwide cruise fleet during the 1999-2002 period.



- CORPORATE INCENTIVE TRAVEL: There is a large and growing market for corporate incentive travel. Corporations that sponsor incentive travel programs typically do so between two and four times per year, with an average length of stay of three to five days. The primary targets of incentive travel programs are internal salespeople, followed by dealers and distributors. Climate is generally the major consideration when selecting a destination, with Florida and the Caribbean ranking as the number one domestic and international destinations, respectively. Additional factors considered by corporate travel planners include cost, accessibility, type of resort, and reliability and convenience of air service. Most incentive-related travel occurs during the January-March and October-November periods. We intend to service the incentive provider (either the end-user's in-house corporate travel department, or an outside professional organizer) by offering to fly from all public airports.



- THE U.S. MILITARY: After one year of service, we will be eligible to qualify as a member of the Civil Reserve Air Fleet (CRAF), which means that we would be required to provide air service to the military in time of war. Similar to other non-scheduled airlines, in peacetime we intend to provide military non-scheduled services under two basic contract types:



    - COMMERCIAL AIR MISSIONS: these contracts are for domestic flights only and are awarded to the lowest bidder. While membership in CRAF is not a requirement for bidding, CRAF members are generally given priority in the awarding of contracts.



    - FIXED BUY/EXPANSION: An airline must be a CRAF member to be awarded a Fixed Buy or Expansion mission, which are for international flights only. These contracts provide for set rates based on an airline's Mobilization Value (MV) points. As members of CRAF, carriers are entitled to a number of Fixed Buy contracts based on their accumulated MV points. Points are awarded by the military based on the number and type of aircraft in an airline fleet. Companies frequently enter teaming arrangements in order to share MV points, or purchase points from other air carriers to supplement their own MV totals.



- "AD-HOC" FLIGHTS: There is a substantial market for "ad hoc" (one-time) airline service, including providing airlift to sports teams to "away" games. We intend to focus our marketing efforts in this regard on intercollegiate athletics. While a portion of the college business is booked through brokers, some is booked directly by colleges with individual airlines. We intend to establish and maintain direct contact with university athletic directors - through mailings, e-mails, phone calls and attendance at conventions of college athletics administrators. We also intend to target specific football conferences that we believe have a strong potential for new and repeat business. We believe that we will be able to provide consistent, reliable, high-quality service to the intercollegiate athletics market through our expected fleet of mid-size jets.

                               AIRLINE OPERATIONS



         The following is a description of our plans to operate the airline once we obtain the operating authority and acquire the necessary aircraft. These plans are subject to review and revision both by us and by the DOT and the FAA. In some instances substantial planning, preparation and investment will be needed to set up the airline's operations. We believe that, based on our relevant aviation industry experience and the anticipated availability of funds from this offering, we will be able to sufficiently satisfy the required preparation, planning and training and that we will be ready for operations once the authority is obtained.



- FLIGHT OPERATIONS: Flight operations (including aircraft dispatching and crew scheduling) will be planned and controlled by our flight operations group operating out of our headquarters. Our operations headquarters will be staffed on a 24-hour basis, seven days a week. Logistical support necessary for extended operations outside our fixed base will be coordinated from headquarters. We intend to maintain a fully automated dispatch facility, including advanced weather tracking services, automated flight planning and standard air-to-ground communications systems. All required personnel will be specially trained and licensed. Part of our operation will be a 24-hour customer hot line. Here a dispatcher can get a distress call from a customer and then contact our local representative at the vacation destination to help the customer.



- OFFICE SPACE: Our principal founders plan to lease office space at Ft. Lauderdale-Hollywood International Airport on a one-year lease term basis. We expect to assume the lease as soon as we begin operations. We may choose to lease additional space at other airports as necessary. In addition, we will lease other facilities at various locations as required by our sales staff, flight crews, maintenance staff and other employees. We consider our present office space facilities to be sufficient for our needs. However, within about six months following this offering, we will likely need to add additional office space. We believe that suitable office space is generally available at commercially reasonable terms and conditions.



- FUEL COSTS: Jet fuel costs represent approximately 20% of the gross expenses of operating aircraft that we intend to fly. Fuel costs have been rising in the past year and thus far the costs have been passed on by airlines to airline customers. It is possible that, should costs rise to a higher level, they may not be accepted by the customers and that gross profit margins may be lowered as a result. We intend to mitigate our fuel price risk somewhat by including a provision within our standard contract that requires customers to reimburse us for fuel price increases in excess of the fuel price agreed upon in the contract. The contract will require us, however, to notify the customer of any price increases at least ten days prior to departure. If the increase is more than 15% of the initial contract price, the customer may cancel the flight without penalty.



- RESERVATION SYSTEM: We expect to use an Internet-based ticketless reservation system owned and managed by a third party vendor. Web-based reservation and customer service systems are designed for use by consumers and travel agents. The benefit of an Internet based system is that it provides a low cost means of linking remote users to the system. A remote user can log in over the world wide web. In most reservation systems, customer records are removed from the system the day after the passenger has flown. In our system, on-line transaction history will remain and allow us to recognize returning customers. Our system will allow for immediate customer recognition, cataloged travel history, and contact information.



- FLIGHT CREWS: Each flight crew on the aircraft we intend to operate will consist of two cockpit crewmembers and four flight attendants. Although the FAA requires that only three flight attendants be used on the aircraft we intend to fly, we believe that the extra attendant will provide an additional level of service, as well as providing for a backup flight attendant if needed. We intend for our flight attendants to be service-conscious with emphasis on training and on providing a differentiated, premium product for group travelers.

- CATERING: We intend to offer specialized catering packages for the particular needs of customers, ranging from peanuts and soda service, to full buffets for sports teams, to gourmet-style meals. We currently have stand-by catering contracts with two catering companies, Dobbs International and Jerry's Catering, in order to serve 150 airport locations in North America. Other catering companies may also be contracted with in the future. We anticipate that most if not all catering companies we contract with will also be serving numerous other scheduled and non-scheduled airlines. At airports where we will fly that are not served by existing contractors, we will employ local catering operators. In all cases, the actual cost of the required beverage and food service catering is priced into the contract with the customer. Part of our service to customers will be hot towels and chocolate truffles.



- AIRPORT GROUND PERSONNEL: We do not intend to employ our own airport-based personnel with the exception of Customer Service Representatives, but instead to outsource all of our ground handling services with major contractors. These contractors include airline personnel as well as franchises of non-airline companies such as Hudson General, MAS WorldWide, Ogden Corporation and SwissPort Services. Ground handling services include greeting and servicing passengers at check-in, gate and baggage claim areas; provision of flight information display services; guiding of aircraft to and from gates; baggage handling services and the furnishing of all ground support equipment; lavatory, water and general aircraft cabin servicing; de-icing; and the provision of overnight aircraft maintenance procedures. We will seek to secure system-wide pricing among its ground-handling sub-contractors. The cost of ground handling services is priced into the contract up front with the customer. We intend to hire both full-time and contract personnel for all our operations. Although contract services may in some instances be more expensive, management believes that this strategy will allow us flexibility as market conditions warrant.



- INSURANCE: We will carry types and amounts of insurance customary in the airline industry, including coverage for public liability, passenger liability, property damage, aircraft loss or damage, baggage and cargo liability and workers' compensation. We also intend to obtain war risks insurance from the U.S. Government under Title XIII of the Aviation Act. Title XIII generally authorizes the U.S. Government to issue insurance with respect to aircraft engaged in operations deemed by the U.S. Government to be necessary to carry out the foreign policy of the U.S. when insurance is either unavailable or prohibitively expensive when sought from private insurers. Payment of valid claims pursuant to insurance issued under Title XIII is made out of and subject to congressional appropriations. As is customary in the air transportation business, we do not plan to maintain business interruption insurance.



- REPAIRS AND MAINTENANCE: We expect to contract with a certified FAA repair station, for a significant part of the regular maintenance of our aircraft and their engines. We will expect the repairs and maintenance on our aircraft to be performed on the same basis and order of priority as repairs of other customer's fleets. Service is expected to be provided to us at a fixed cost per flight hour. We expect the FAA certified repair station to provide us with FAA certified engines, and, to the extent that we incur any additional costs and expenses (e.g., for the leasing of additional engines while engines are being repaired), we would expect to be reimbursed for these costs and expenses. We expect that routine, daily maintenance, consisting of the inspection and minor repair, if necessary, of an aircraft and its components, will be conducted by Tourjets trained personnel subcontracted at airports in which we will operate based upon actual labor time and the parts necessary for this service.



- NON-ROUTINE FLIGHT DELAY: The MD-80 series aircraft is generally believed to be one of the most reliable aircraft currently in service. However, non-routine flight delays will occur from causes such as bad weather, mechanical problems, crew duty delay, gate-holds, traffic flow, and winds aloft. We have developed a recovery plan to minimize the delays and costs associated with such delays. In the unlikely event that one of our aircraft is stranded in a destination location, we have standing, bilateral sub-service (back-up) agreements with two airlines located in Miami, at predetermined rates.

- FLIGHT OPERATIONS MANAGEMENT SYSTEM: The information flow of flight operations is crucial and requires an efficient reliable system. We will not maintain the hardware or software in-house. Rather, we will use a highly specialized and state of the art operations system on a yearly contract. The selected system will provide the latest notifications from the FAA regarding weather and airport conditions and other matters of interest to aviation. The dispatch module provides a chronological chart showing the airline's schedule, including flight information by aircraft. As departure and arrival messages are received, the display of actual information is updated accordingly. The display also provides information about aircraft maintenance status, weather for all stations used in the flight plan, time and fuel deviations, position report data and real time comparisons of actual and planned data. The fleet management reporting functions will allow us to effectively manage aircraft utilization, payload calculations, delay times, block times, fuel uplift, maintenance planning, crew times and crew utilization. For non-scheduled ad-hoc operations the system is equipped with integrated quoting capability, which utilizes historical data with anticipated payload and fuel loading to generate accurate flight plan scenarios. Accurate and comprehensive bidding for charter business is then calculated and stored or sent to the customer via e-mail or fax. The costs of contracting for this software are substantially less expensive then maintaining our own software license.


ACQUISITION OF ASSETS FROM DOVE ONE, INC.


         On April 20, 2000, we acquired all the assets of Dove One, Inc. from its shareholders, our two principal founders, as additional paid-in capital. These assets include equipment and all operating rights such as airport usage and station operation, ground and passenger service handling agreements, contractual arrangements with suppliers, and other vendors, and catering agreements. These contracts are on an as-needed basis and are cancelable at will. Pursuant to generally accepted accounting principles, these assets were transferred onto our books at $30,034, representing the book value of these assets on Dove One's books. This does not necessarily represent the fair market value of the assets. We believe that we will receive a benefit from Dove One's customer lists and goodwill in terms of easing our entry into this business, but that benefit will be comparatively small given the limited nature of Dove One's operations.


ACQUISITION OF AIRCRAFT


         We expect to be able to acquire from the proceeds of this offering six used medium-sized single aisle jet aircraft, like the MD-80 series aircraft, at a price consistent with our plans. Because these aircraft are configured with five seats across each row, they have 35% more aisle and window seats than many other aircraft their size. We believe that two MD-80 series aircraft with approximately two thirds of their useful lives still available, can be located, acquired and configured to our specifications to commence flight operations.



         In July 2000, we contracted with Sigma Aircraft Management LLC to serve until June 19, 2002 as our exclusive and worldwide agent for finding aircraft available for lease, lease-purchase or purchase. For its services, we will pay Sigma $4,000 month to month. If we acquire any aircraft located by Sigma, we will owe Sigma $75,000 for the first two aircraft acquired, $50,000 for the second two aircraft acquired, and $25,000 per aircraft for any other aircraft acquired, less the total monthly fees paid to the date of the aircraft acquisition fees.


         We have budgeted up to $9,000,000 to acquire each aircraft. The price we will be willing to pay will depend on the model, age and condition of the particular aircraft and the state of the market for the type of aircraft we are considering. The aircraft market is subject to wide fluctuations based on supply and demand factors, and the budgeted amount may not be sufficient to acquire the desired aircraft.

MEMORANDUM OF UNDERSTANDING WITH A MAJOR AIRLINE



         We have entered into a non-binding Memorandum of Understanding with a major airline, Inc. to buy six used MD-82 aircraft. The MOU is subject to a written the agreement must be approved by the major airline's senior management and board of directors. Under the MOU, we will acquire six aircraft over a period of time for $9,000,000 each. The price could increase by a maximum of $75,000 per aircraft if the major airline delivers the aircraft with newer than expected engines. Until we take delivery of each aircraft, we will lease it back to the major airline for $137,500 per month. We will be required to put up a deposit of up to $ 350,000 before a written agreement with the major airline can be finalized. The deposits will become non-refundable once we make the second deposit. The first two aircraft are expected to be delivered within the first 120 days after the closing of this offering and the remaining aircraft within 12 to 18 months.



         We will need to reach a final agreement with the major airline before we can buy the six aircraft. If we are unable to do so, we will seek to buy suitable aircraft from another source. We expect, based on current market conditions, that we will not have substantial difficulty in obtaining alternative aircraft at reasonable prices if we do not consummate the a transaction with the major airline. However, we may be unable to lease these aircraft quickly or at all, which would adversely affect our results of operations.



DESCRIPTION OF PROPERTY



         We intend to occupy office space leased by our principal founders at the Ft. Lauderdale-Hollywood International Airport in Ft. Lauderdale, Florida. The term of the lease is one year from March 1, 2000 renewable at our option for additional one-year periods. The total annual rental for this space is $7,440, payable monthly. With the proceeds of this offering we intend to purchase MD-80 type aircraft and office equipment, maintenance equipment, cars and trucks as necessary to support the aircraft.



TRADEMARKS



         We have filed trademark applications for the name "Tourjets." While we obtained a research report indicating that the name has not been trademarked in the past, there is no assurance that the U.S. Patent and Trademark office will approve this trademark.



NAME CHANGE



         We were originally called "Swissjet Inc." and filed our initial registration statement under that name. While we do not believe that the use of this name would cause airline passengers or anyone else to confuse us with any other company, upon inquiry from SAir Group (Swissair) we decided to change our name to Tourjets Airline Corporation. We did not conduct any operations under the prior name and will make no further use of that name. We do not anticipate any claims by any other companies as a result of our limited use of the prior name.



RISK MANAGEMENT STRATEGY



         We may use risk management strategies in an attempt to reduce our exposure to increased fuel prices. These arrangements, such as fuel swap contracts, would have the net effect of either increasing or decreasing our fuel expense.

COMPETITION



         We will face potential competition from two different sources: scheduled airlines and non-scheduled (charter) airlines. Scheduled carriers compete with commercial operations for leisure travel customers in a variety of ways, including wholesaling discounted seats on scheduled flights to tour operators, promoting packaged tours to travel agents for sale to retail customers, and selling discounted, airfare-only products to the public.



         Currently we are not aware of any "regional size" airlines that offer direct vacation packages. To our knowledge, major airlines that offer vacation packages do not operate their vacation division themselves, but rather subcontract with tour operators to operate vacation packages. The following list identifies various airline vacation package providers and the actual tour operators / travel agents:



    -    Continental Vacations:     by Certified Vacations Group Inc.
    -    Delta Vacations: by Certified Vacations Group Inc.
    -    Midwest Express Vacations: by Holland America Line Westours, Inc.
    - Southwest Airlines Vacations: by Mark Travel Corporation and affiliated companies
    -    United Vacations: by Mark Travel Corporation and affiliated companies
    - US Airways Vacations: by Mark Travel Corporation and affiliated companies



         Scheduled airlines, including United, American, Delta and Northwest, may offer from time to time vacation packages to tour operators, travel agents or the general public, which may be lower priced than our services and which therefore would offer formidable competition for us. Each of these scheduled airlines has far greater capital than us and operates many more aircraft. Thus, if they want to attempt to respond to our competitive efforts, they will likely have the capital and equipment to do so.



         There is no assurance that we can establish ourselves before a large scheduled airline could target our product and services, discount its prices and severely limit our business. We believe that this outcome is unlikely, because we will be flying Tourjets Non-Stop Vacation(sm) trips only a few times per week to each vacation destination from each city served by the major airlines. To compete with us, we believe it would not be profitable to put in place scheduled service for so few flights. The number of our passengers per flight from each destination will be relatively small by comparison to the number carried by the major airlines and should be overlooked by them unless we have already demonstrated substantial success with our business plan.



         In some cases, we may also be competing against non-scheduled airlines. Some of these carriers are substantially larger in size than we are, and, because of their size, may have the ability to meet any competition that we pose to them by offering comparable service.



         Currently we are aware of only a few small airlines operating medium-sized jets. Competition most likely will occur on price and reliability. We intend to feature high-quality service, and we believe that on-time departures and arrivals and exceptional in-flight service will earn the loyalty of our customers. Currently, most of the other airlines that could compete with us have older less fuel-efficient aircraft than those we intend to acquire. Therefore, we believe we can compete with them directly on the base costs of our operation. There is no assurance that our assumptions will be correct.



         We intend to depart largely from cities that do not currently have scheduled non-stop service to the selected vacation destinations. While there is no assurance that we will not have a great degree of direct competition, we believe that we will not generate much active competition because we will be flying only a few times per week from each U.S. city. We believe it will not be profitable for a major carrier to begin scheduled service between two points for just a few flights per week. If competition does intensify in one of our markets, because we are a non-scheduled airline we can reposition our aircraft to another market that is less competitive. There is no assurance, however, that price competition from other carriers would not be effective against us. Sustained price competition could have a material effect on our results of operations.

OPERATING AUTHORITY



         Under federal law, anyone who wants to provide air transportation service as an air carrier must first obtain two separate authorizations:
"safety" authority in the form of an Air Carrier Certificate and Operations Specifications from the FAA and "economic" authority from the Office of the Secretary of Transportation in the form of either a certificate for interstate or foreign passenger and/or cargo authority, or an all-cargo air transportation certificate.



         Certificates for "economic" authority may authorize either scheduled service or non-scheduled service. A certificate authorizing interstate or all-cargo air transportation may be issued after a finding by DOT that the applicant is "fit, willing, and able" to perform the proposed service. The award of a certificate for foreign authority must also be found to be "consistent with the public convenience and necessity."



         On June 19, 2000, we filed the appropriate DOT application for a certificate for interstate and foreign passenger authority as a charter air carrier. We also filed the appropriate FAA application on June 14, 2000 with the flight standard district office in Ft. Lauderdale, Florida. The current status of our applications is discussed under "Management's Discussion and Analysis of Financial Condition and Plan of Operations - Tourjets Airline Corporation."


         DOT uses a three-part test to determine the fitness of a company. First, DOT examines the managerial competence of the applicant's key personnel to determine whether they have sufficient business and aviation experience to operate an airline, and whether the management team, as a whole, possesses the background and experience necessary for the specific kind of operations proposed. Second, DOT reviews the applicant's operating and financial plans to see whether the applicant has a reasonable understanding of the costs of starting its operations and has a specific and realistic plan for raising the necessary capital. Before being granted effective air carrier authority, the applicant must submit third-party verification that it has acquired the necessary capital. Third, DOT looks at the applicant's compliance record to see whether it and its key personnel have a history of safety violations or consumer fraud activities that would pose a risk to the traveling public, or whether other factors indicate that the applicant is unlikely to comply with government laws, rules and directives. In addition, the applicant must establish that it is an U.S. citizen. The above information is intended to provide DOT with a sufficient basis upon which to determine whether an applicant is qualified in each of these areas to provide the public with its proposed service.


         We believe that we have or will have the ability to satisfy the three-part test described above within a reasonable period of time. We estimate that if we are able to provide satisfactory evidence to DOT, the entire process described above will take approximately four months. There is no assurance, however, that we will be able to convince DOT of our fitness to operate as an airline.

         The FAA authority to grant operations specifications for the proposed operations will require us to follow a concise certification plan and timeline. The certification process is both capital and man-hours intensive and we will require approximately $2,000,000 in order to complete the certification process. We cannot operate as a direct air carrier until and unless both FAA and DOT authority have been granted.



         Our anticipated pre-certification operational costs will be as follows:



             Administrative Expenses                          $   255,000
             Flight Operations Payroll                            108,000
             Additional Computer & Office Equipment                50,000
             Legal & Professional                                  75,000
             Flight Crew Initial Training                         105,000
             Background Checks & Drug Test                          4,000
             Aircraft Costs & Parts                               806,000
             Insurance                                             50,000
             Proving Flights                                       58,000
             Operations Equipment & Supply                        174,000
             Office Cost                                           23,000
             Estimated Pre-Certification Costs                  1,708,000
                                                              -----------
             Over-run Contingency for above items (15%)           256,000
             Total Pre-Certification Costs                    $ 1,964,000
                                                              -----------



         These figures are based on these assumptions: that it will take six months to obtain final DOT and FAA certification; that we will acquire one aircraft one month before certification and one aircraft at certification; and that all employees will be contract employees through certification and we will therefore not be paying them any fringe benefits.



OTHER GOVERNMENT REGULATION



         Several aspects of airline operations are subject to regulation or oversight by federal agencies other than DOT and the FAA. Labor relations in the air transportation industry are generally regulated under the Railway Labor Act, which vests in the National Mediation Board regulatory powers with respect to disputes between airlines and labor unions arising under collective bargaining agreements. At the present, we have no unionized employees. We will be subject to the jurisdiction of the Federal Communications Commission regarding the utilization of our radio facilities. In addition, the Immigration and Naturalization Service, the U.S. Customs Service, and the Animal and Plant Health Inspection Service of the Department of Agriculture will have jurisdiction over inspection of the our aircraft, passengers and cargo to ensure our compliance with U.S. immigration, customs and import laws. Also, while our aircraft are in foreign countries, they will be required to comply with the requirements of similar authorities in those countries. The Commerce Department also regulates the export and re-export of our U.S.-manufactured aircraft and equipment.



         In addition to various federal regulations, local governments and authorities in some markets have adopted regulations governing various aspects of aircraft operations, including noise abatement, curfews and use of airport facilities. Many U.S. airports have adopted or are considering adopting a Passenger Facility Charge of up to $3.00 generally payable by each passenger departing from the airport and remitted by to the applicable airport authority.


         We will also be subject to federal, state and local regulations relating to protection of the environment and to discharge of material into the environment. We do not expect that the costs associated with ongoing compliance with any of these regulations will have a material impact on our capital expenditures, earnings or competitive position. Additional laws and regulations have been proposed from time to time that could significantly increase the cost of airline operations by, for instance, imposing additional requirements or restrictions on operations.

         Based upon bilateral aviation agreements between the U.S. and other nations, we will generally not be restricted as to the frequency of flights to and from most foreign destinations. However, these agreements generally restrict us to the carriage of passengers and cargo on flights which either originate in the U.S. and terminate in a single foreign nation, or which originate in a single foreign nation and terminate in the U.S. Proposals for any additional routes must generally be specifically approved by the civil aeronautics authorities in the relevant countries. Approval of requests is typically based on considerations of comity and reciprocity and cannot be guaranteed.



                                   MANAGEMENT


         We intend to hire both full time and contract personnel for all our operations. The following table is a summary of our intended employee make-up:



                                                  APPROXIMATE NUMBER OF EMPLOYEES
                                                  -------------------------------

                               YEAR 1          YEAR 2          YEAR 3          YEAR 4          YEAR 5
                               ------          ------          ------          ------          ------
    Management                    3               4               5               6               6
    Administrative               12              16              18              19              20
    Operations                  115             207             255             308             399
                                ---             ---             ---             ---             ---
    Total                       130             227             278             333             425
                                ---             ---             ---             ---             ---



         Additional services will be provided by personnel from companies providing services to us. For example, we expect to outsource mandatory random drug testing for flight and maintenance personnel to an outside medical testing service, and we expect, at the outset of our operations, that we will outsource portions of human resources administration. We have budgeted for all foreseeable cost increases and, to account for unexpected costs, we added a 20% contingency factor to our planned overhead expenses.



         The following table sets forth information with respect to each director and nominee for director of the company, if any, each individual serving as a company officer and each management employee. We will offer all the officers full time employment upon DOT approval. The respective backgrounds of the officers and directors are described following the table. All of the following persons are considered Founders of Tourjets Airline Corporation.




    NAME                      AGE    POSITION WITH TOURJETS             DIRECTOR SINCE    TERM OF OFFICE
    ----                      ---    ----------------------             --------------    --------------
    Serge F. Feller           38     Chairman, CEO & President               2000           Until 2003
    James W. Korth            50     Director                                2000           Until 2003
    Benham Elliott            49     Director                                2000           Until 2003
    Richard F. Spaulding      71     Director                                2000           Until 2003
    Isidor Buholzer           40     Director                                2001           Until 2004
    Daniel A. Jenkins         57     Chief Operating Officer(*)
    Todd A. Demand            32     Chief Financial Officer(*)
    Joseph Pettigrew          59     Director of Maintenance(*)
    J. Dan Govatos            38     Director of Safety(*)
    Roy J. Spencer, Jr.       47     Chief Pilot(*)
    James P. Walsh            67     Airworthiness Compliance Officer(*)



(*) to be hired upon DOT approval of Tourjets' authority.

MANAGEMENT BACKGROUND


         Serge F. Feller has served as our President, CEO, and Chairman of the board of directors since April 3, 2000. Since October 1999, he has served as Chairman, CEO, and President of Dove One Inc., the company through which the Founders tested Tourjets' business plan. During 1998 and 1999, Mr. Feller served as Executive Vice President of World Airways, Inc., an airline providing scheduled and non-scheduled (charter) air service worldwide. From 1994 to 1998, Mr. Feller was a Managing Director at J. W. Korth & Company, an investment-banking firm, one of our Principal founders, and our managing underwriter. From 1992 to 1994, Mr. Feller was an owner and manager of Swisscorp Currency Fund, an offshore hedge fund. From 1983 to 1991 he founded and served as President of FellAir, Inc., an international flight school and air charter company. He is a licensed airline transport pilot with 18 years experience and held positions as Captain and Flight Officer for Continental Airlines and American Eagle between 1984 and 1988. Mr. Feller served in the Swiss Air Force. He immigrated to the United States in 1983 and became and an U.S. Citizen in 1989. He holds a bachelor's degree in Business Administration from Handels & Verkehrsschule, Bern, Switzerland.



         James W. Korth has served as a director since April 3, 2000. He is the Managing General Partner and principal owner of J.W. Korth & Company, a securities broker-dealer founded in 1982, and our principal underwriter. He is a director of Dove One, Inc., the company through which the Principal founders tested the Tourjets business plan. He has spent much of the past two years working with Mr. Feller in developing our business plan. From 1979 to 1982, Mr. Korth was Vice President Corporate Finance at First of Michigan, an investment-banking firm in Detroit, Michigan. Prior to that Mr. Korth was the owner and manager of Basic Research Systems, which conducted marketing studies. He is an advisor to AAXICO, an aircraft parts company owned principally by members of his family, and other private entities. Mr. Korth graduated from Michigan State University with a Masters of Science in Social Psychology. For more information about Mr. Korth and J.W. Korth & Company, including an unrelated SEC action, see "Certain Relationships and Related Transactions".



         Benham Elliott has served as a director since June 2000. Since 1994, he has been Executive Vice President of The Farwell Group, Inc., an executive placement firm. From 1991 to 1994 he was President of CRS, Inc. (d/b/a WorldLink) an international development and distribution company for telecom products. Between 1980 and 1990 Mr. Elliott was an Airline Pilot for Eastern Airlines, flying Boeing 727 and L1011 aircraft and served in the U.S. Naval reserve, flying P3, DC6, aircraft. From 1973 to 1980 he was a Carrier based Naval Aviator and held positions as Advanced Jet Flight Instructor, NATOPS Instructor and Test Pilot. He holds a bachelor's degree from Boston College, and studied at the University of Vienna, Austria and graduate studies in Systems Management at the University of Southern California. Mr. Elliott is also a member of the board of directors of several non-public entities outside the aviation industry.



         Richard F. Spaulding has served as a director since June 2000. Since 1996, he has been in business as Spaulding Aviation, a consultant to the airline and aviation industry. From 1994 to 1996, he was a consultant to US Air Group, Inc., in connection with aircraft sales and leasing. From 1990 to 1994 he was Chairman of various subsidiaries of US Air Group, Inc. From 1986 to 1994, he was President of US Air Leasing and Services, Inc. and, from 1973 to 1986 he was Vice President, Director of Marketing of US Airways Inc. Between 1964 and 1968, he was President and Chief Executive Officer of Boreas Corporation, an international aircraft sales and leasing company. Mr. Spaulding received a bachelor's degree from the University of Michigan and served in the United States Air Force, flying F-84 aircraft in Korea. He retired from the United Air Force Reserve in 1981 with the rank of Colonel.



         Isidor Buholzer has served as a director since January 2001. Since 1998 he has served as Vice President of American Financial Group of Aventura, Inc. and is an active member of AFG's investment committee. Prior to that, he was General Manager of Austro Financial Services Inc. and Vice President of Banque National De Paris. From 1994 to 1995 he was Vice President of Clariden Asset Management (New York) Inc. From 1983 to 1993 he served as Vice President of Citibank International. He is a member of the board of the directors of HealthStar Corp., a publicly held company.

         Todd A. DeMand has served as Director of Finance since April 2000. From 1992 until present, he has been Chief Financial Officer and Financial Operations Principal of J. W. Korth & Company, a registered securities broker-dealer and our primary underwriter. He is a member of the United States Navy Reserves. Mr. DeMand graduated from Wayne State University with a BS in Accounting in 1990, and received his Masters of Science in Finance with Distinction in Corporate Finance from the Walsh College of Accountancy and Business Administration in 1996.



         We have reached tentative agreements, subject to formal written contracts, to hire the following individuals, who will assume their full-time responsibilities with Tourjets upon our obtaining DOT approval of our application for operating authority:



         Daniel A. Jenkins will assume the responsibility of Chief Operating Officer. Since 1996, he has been Vice President for Flight Operations and Training of Gemini Air Cargo. From 1995 to 1996, he held the same position at Trans Meridian Airlines. In 1994 and 1995, he was Vice President for Flight Operations for Express Airlines I Inc. In those positions, he was responsible for, among other things, airline certification, airline operations and flight training. From 1983 to 1994, he held numerous senior management positions in the aviation industry, including Reflecton Training System, British Aerospace, Inc., Southwest Airlines, Presidential Airways, and Frontier Horizon/Skybus. From 1975 to 1983, he was employed by the FAA and held numerous positions including Assistant Division Manager in its Denver regional offices. While serving in the United States Air Force, Mr. Jenkins was awarded the Distinguished Flying Cross and Air Medal with Three Oak Leaf Clusters during his two tours in Viet Nam. He was most recently cited for his services during Desert Shield and Desert Storm. He holds Airline Transport Rating, Flight Engineer and Flight Instructor certificates.



         Joseph Pettigrew will be our Director of Maintenance. Since 1989, he has been President of Cavtec, Inc., which provides technical management to airlines in such areas as records auditing, aircraft inspection, aircraft maintenance program certification, and aircraft technical representation. From 1985 to 1989, he served as Vice President of Maintenance and Engineering for Presidential Airlines. From 1981 and 1985, he was appointed Manager-Maintenance for People Express. Between 1965 and 1981, he held positions as Director of Quality Control; Manager Aircraft Overhaul; Jet Engine Technician for Guy American Airways, Seaboard World Airlines, Lockheed and Pratt & Whitney. From 1961 to 1965, he served as Aircraft Inspector for the United States Air Force. Mr. Pettigrew graduated from the Academy of Aeronautics in Flushing, New York and Fairleigh Dickinson University. He holds a FAA license in Aircraft and Powerplant.


         James P. Walsh will be our Airworthiness Oversight Officer. Since 1994, Mr. Walsh has been a consultant to the airline industry in the areas of certification, preparation and operation of maintenance programs and procedures, and other areas related to aircraft airworthiness and regulatory compliance. From 1971 to 1994 Mr. Walsh worked at the FAA and retired after 22 years with the Miami and Ft. Lauderdale Flight Standard District Office (FSDO). He served as Principal Airworthiness Inspector, supervisor and manager for certificate holders operating under FAA Part 121,135,125,129,145,147 and 91. Mr. Walsh was appointed as Certification Project Manager responsible for coordinating Principal Operations, Maintenance and Avionics activity related to certification process of Air Carriers. Mr. Walsh holds an Aircraft and Powerplant Mechanic certificates, a Radio Operating Permit and is a Designated Airworthiness Representative (DAR).


         Roy J. Spencer, Jr. will be our Chief Pilot. Since 1996, he has served as Chief Pilot and Senior Line Captain of Gemini Air Cargo. During 1995 and 1996, he was General Manager/Vice President of Airline Operations at TransMeridian Airlines. From 1994 to 1995, he was a Director of Flight Crew Training at DHL Worldwide Express. From 1993 to 1994, he was Vice President, Airline Operations at Eastwind Airlines. From 1980 to 1993, he held positions as Chief Operating Officer, Vice President of Operations, Vice President of Maintenance, Airline Captain and Check Airman for American Flight Group, Delta Connection, Continental Express, Chicago Airlines and Frontier Horizon. Between 1975 and 1980, he served as Air Carrier Inspector for the Federal Aviation Administration. From 1971 to 1975 held positions within the Department of Defense as Air Reserve Technician and Special Agent -Drug Enforcement Administration. Mr. Spencer served in the United States Air Force as Officer, Pilot in Vietnam between 1967 and 1971 and received the Distinguished Flying Cross. He holds Aircraft Type ratings in DC9, DC10, A320, B767, B737, B727, ATR42/72 aircraft. He holds a bachelor's degree from the University of Southern Mississippi and the Industrial College of the Armed Forces.

          J. Dan Govatos will be our Director of Safety. Since 1999, he has served as Chief Pilot and Check Airman for Casino Express, a Part 121 certificated charter and scheduled air carrier based in Elko, Nevada. From 1998 to 1999 he served as Director of Operations Training for Polar Air Cargo. From 1997 to 1998, he served as Vice President Operations and Chief Pilot for Caljet Airlines in Long Beach, California. Between 1995 and 1996, he was appointed Director of Training at Jet USA Airlines, and from 1991 to 1996, he held positions as Captain and Line Check Airman for Mesa Airlines. From 1989 until cessation of Eastern Airlines in 1991, he was an airline pilot. Mr. Govatos holds an Airline Transport Pilot License, is Type Rated in A300, B737 aircraft, and is a Flight Engineer and A&P Mechanic. He graduated from Spartan School of Aeronautics, Tulsa Oklahoma.


ANNUAL COMPENSATION


         No salaries have been paid to existing officers. All of our expenses have been borne by the two principal founders. All unpaid officer compensation has been accrued for and all expenses born by officers are shown in our financial statements as contributions to capital.



2000 STOCK OPTION PLAN



         On June 6, 2000, the Company's board of directors approved a 2000 Stock Option Plan. Members of the Company's board of directors, employees and consultants to the company or its affiliates are eligible to participate in the 2000 Plan. The Company has reserved 1,250,000 shares of common stock for issuance upon the exercise of options granted to participants under the 2000 Plan. As of December 31, 2000, the company has not awarded any options to purchase shares of common stock. The 2000 Plan permits the grant of both incentive stock options and non-qualifying stock options and is administrated by the board of directors, which has the authority to select individuals to participate in the 2000 Plan and to determine the terms of all options awards made under the plan.


EMPLOYMENT AGREEMENTS


         On June 1, 2000 we entered into a month-to-month consulting agreement with Mr. Serge Feller, as Chairman, CEO and President, providing for a consulting fee of $15,000 per month. This agreement may be canceled by either party on ten days' notice and all payments are being deferred without interest until the company is fully capitalized. Once we receive our operating authority, the consulting agreement will become into an employment agreement and Mr. Feller will receive a one-time payment of $371,000 for reimbursement of expenses. The principal terms of the employment agreement will be as follows: Mr. Feller will receive an annual salary of $225,000 per year with subsequent annual increase of the greater of 10% or an amount determined by the board of directors. The term of the agreement expires on December 31, 2006, subject to a renewal and extension provision described below. Mr. Feller is eligible to participate in all company bonus and stock option plans as may be adopted from time to time. If, as of December 31, 2006 we and Mr. Feller have not executed a new employment agreement, or neither party has given written notice to the other of an intention to allow the agreement to expire at the end of its term on December 31, 2006, the agreement will be automatically extended for five years, with all economic provisions extended on a pro rata basis. Mr. Feller may terminate his employment in the event (i) we relocate our headquarters outside of the Ft. Lauderdale area, (ii) his duties are diminished in a manner materially altering his responsibilities, (iii) the board of directors determine that we should be liquidated or dissolved during the term of the employment agreement, or (iv) there is a change in control. Under the terms of the agreement, a change in control includes (i) any person, other than Tourjets, becoming the beneficial owner of more than 50% of our then outstanding securities, (ii) certain changes involve a majority of the board of directors, (iii) certain mergers or acquisitions with any other corporations and (iv) the liquidation or sale of substantially all of our assets. In the event Mr. Feller exercises this termination right, or in the event we terminate Mr. Feller's employment with the company other than for cause (as defined in the employment agreement), we are obligated to pay the undiscounted remainder of his base salary then in effect, any deferred salary and/or bonus compensation payable, and any granted but unvested stock options shall immediately become exercisable. We may terminate the agreement for cause or if Mr. Feller becomes disabled for a period of 12 months. Mr. Feller will also be eligible for customary employee benefits including, health insurance, bonus, and indemnification provisions.

         We intend to enter into a three-year employment agreement with Mr. Daniel Jenkins, as Chief Operating Officer, providing for an annual salary of $150,000 per year, including a one-time bonus payment of $27,000 upon receipt of our DOT and FAA operating authority. The term of the employment agreement will commence on the earlier of the date agreed to by Mr. Jenkins or us or upon completion of this offering. The agreement may be terminated for cause upon Mr. Jenkins's disability for nine months or nine months out of any twelve month period. Either party may terminate the agreement without cause on 180 days' notice. The employment agreement is renewable unless either party gives written notice of termination at least 90 days before the then current term. Mr. Jenkins will also be eligible for customary employee benefits including, health insurance, bonus, and indemnification provisions.



         No other employment arrangements have a base salary of $100,000 or more. We anticipate that other employment agreements with non-officer employees will contain customary employee benefits including, health insurance, bonus, and indemnification provisions.


BOARD OF DIRECTORS


         Our board of directors is responsible for establishing broad corporate policies and for our overall performance. We expect that it will establish Executive, Audit, and Compensation Committees. The members of the board are Serge Feller (Chairman), James Korth, Benham Elliott, Richard Spaulding, and Isidor Buholzer. Each member is elected for a period of three years.



COMMITTEE OF THE BOARD OF DIRECTORS



         The Audit Committee's principal functions will be to give additional assurance that the financial information is accurate and timely and that it includes all appropriate disclosure; to ascertain the existence of an effective accounting and control system. The Audit Committee consists of Messrs. Buholzer, Elliott, and Spaulding.



         The Compensation Committee will study, advise and consult with management respecting the compensation of our officers, and will recommend for the Board's consideration any plan for additional compensation that it deems appropriate. The Compensation Committee consists of Messrs. Elliott and Buholzer.



         The Executive Committee will have authority to act for the Board on most matters during the intervals between Board meetings. The Executive Committee will exercise all of the Board's power and authority when the Board is unable to meet, except that some fundamental responsibilities, like the declaration of dividends, are reserved to the Board. The Executive Committee consists of Messrs. Feller and Korth.


COMPENSATION OF MEMBERS OF THE BOARD


         Directors who are not also executive officers of Tourjets or of a Tourjets affiliate will receive $5,000 annually for serving on our Board, which amount is to be paid quarterly in advance. Non-Affiliate Directors are reimbursed for usual and ordinary expenses of meeting attendance.




                    INDEMNIFICATION OF OFFICERS AND DIRECTORS



         Our Articles of Incorporation provide that, to the fullest extent permitted by the Florida Business Corporation Act, we shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, because he is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan). This indemnification will also cover all persons covered by our indemnification for actions alleged to have been taken or not taken in their designated capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, which are actually and reasonably incurred by or on behalf of any person in any action, suit or proceeding, and any appeal therefrom.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC that indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.



                              CERTAIN TRANSACTIONS


J.W. KORTH & Company



         James W. Korth, who, through J.W. Korth & Company, owns 47.77% of our outstanding common stock, is one of our founders, and is a Director. In addition, he owns an 88% interest in, and is the General Partner of, J.W. Korth & Company, our Managing Agent. Mr. Korth thus has a potential conflict of interest in relation to his activities as one of our officers and directors and his status as the principal owner of our principal underwriter. See "Plan of Distribution" and "Determination of Offering Price."



         J.W. Korth & Company is serving as a consultant to us pursuant to a written consulting agreement. Todd A. DeMand, a partner and Financial Principal of J. W. Korth & Company, is serving as our Chief Financial Officer. If Mr. DeMand can no longer fulfill his responsibilities as Chief Financial Officer, he will be replaced by a successor CFO appointed by the board of directors. Other partners of J. W. Korth & Company are supplying services to us that we may reasonably request. For its services, J.W. Korth & Company will be paid a consulting fee of $15,000 per month beginning June 1, 2000. However, these payments may be made in arrears after the closing of this offering without interest penalties.



         In 1997, J.W. Korth & Company and James W. Korth were the subjects of a court action brought against them by the SEC. The court action dealt with bonds owned or held in custody for its customers by J.W. Korth & Company that had been issued by the German Government between 1924 and 1930. The SEC, during a routine examination of J.W. Korth & Company, requested the serial numbers of these bonds. The SEC Staff informed J.W. Korth & Company that the serial numbers would be sent to the German Government, purportedly to verify their legal status. J.W. Korth & Company declined to provide this information without assurance that the serial numbers would not be provided to Germany, because of a concern that the German Government would repudiate the bonds irrespective of whether they represented a continuing obligation. Therefore, J.W. Korth & Company argued that the refusal to provide the information to the SEC was reasonable. The SEC brought an action in the United States District Court for the Southern District against J.W. Korth & Company and James W. Korth in his capacity as Managing General Partner of J.W. Korth & Company, for violating record-keeping provisions of the Securities Exchange Act applicable to securities brokers and dealers. A permanent injunction against violating those provisions was entered. Also, J.W. Korth & Company was fined $50,000 and Mr. Korth was fined $5,500.


         Although the court ruled against J.W. Korth & Company and Mr. Korth, the court specifically found that no fraud was involved and that no investor losses had occurred. We do not believe that the entry of this order will have a material effect on our operations or business prospects and does not adversely reflect on the integrity of J.W. Korth & Company or Mr. Korth.

AAXICO, INC.


         We expect to acquire our initial inventory of spare parts from AAXICO Inc., a major worldwide aircraft parts supplier located in Miami, Florida. J.W. Korth & Company is 10% owned by James E. Korth, father of James W. Korth, who is also a principal owner of AAXICO. Several family members of James W. Korth, principal owner of J. W. Korth & Company, also are employed at AAXICO. We have no contract or other arrangement with AAXICO that requires us to buy all or some of our parts from AAXICO. We intend to purchase parts from AAXICO on an item by item ad hoc basis if the terms and conditions of these purchases are at least as favorable could be obtained from an unaffiliated entity in an arm's length transaction.

BONUS PAYMENT TO MANAGEMENT AFTER DOT & FAA CERTIFICATION



         Founding shareholders and management employees directly responsible for obtaining DOT and FAA certification are entitled to receive a onetime bonus payment for their efforts after we become a licensed airline. These payments are reflected in each party's employment or consulting agreement. The total of these payments is estimated to be $951,000.



REIMBURSEMENT OF CAPITAL EXPENDITURES



         Our principal founders (Serge F. Feller and J.W. Korth & Company) have supplied all of the funds necessary to get started and pay the pre-filing expenses of this offering. We have agreed to reimburse the founders for all of the DOT, FAA and offering expenses incurred by them on behalf of the company. As of October 31, 2000, the company owed the founders $147,725.



CONTRIBUTION OF DOVE ONE'S ASSETS TO TOURJETS



         On April 20, 2000, we acquired all the assets of Dove One, Inc. from its shareholders, our two principal founders, as additional paid-in capital. Pursuant to generally accepted accounting principles, these assets were transferred onto our books at $30,034, representing the book value of these assets on Dove One's books.




                          DESCRIPTION OF CAPITAL STOCK



         The securities being offered are shares of common stock.



         Under our Amended and Restated Articles of Incorporation, we are authorized to issue 50,000,000 shares of common stock, par value $.001 per share, and 50,000,000 shares of preferred stock, par value $.001 per share. As of October 31, 2000, no shares of preferred stock have been issued, and 4,605,000 shares of common stock were issued and outstanding.



COMMON STOCK



         Common stock holders are entitled to one vote for each share, subject to any voting rights of holders of issued and outstanding shares of preferred stock. There will be no cumulative voting. Dividends are payable as lawful and as determined by the board of directors, subject to any preferential dividend in favor of issued and outstanding shares of preferred stock.



PREFERRED STOCK



         The board of directors may issue preferred stock in one or more series and may fix the designations, powers, preferences and relative, participating, optional and other special rights, qualifications, limitations and restrictions on the preferred stock, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference, and may fix the number of shares to be included in any such series. Any preferred stock may rank senior to the common stock for the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any shares of preferred stock may have class or series voting rights. Issuances of preferred stock, while providing us with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of common stock.



         The board of directors, without shareholder approval, can issue preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change of control or to make the removal of management more difficult. In certain circumstances, this could have the effect of decreasing the market price of our common stock.

CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS



ARTICLES OF INCORPORATION



         Our articles of incorporation permit the board of directors without shareholder approval to issue shares of preferred stock up to the number of shares authorized for issuance in our certificate of incorporation. We could use these additional shares for a variety of corporate purposes. These purposes include future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. Our ability to issue these shares of preferred stock could make it more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.



LIMITATION ON VOTING BY FOREIGN OWNERS



         There are applicable provisions of law and regulations to ownership or control of U. S. air carriers. These restrictions currently require that no more than 25% of the voting stock of the company be owned or controlled, directly or indirectly, by foreign citizens for purposes of foreign ownership restrictions, and that the company's president and two-thirds of its board of directors be U.
S. citizens. Our Articles of Incorporation have been amended so that no shares of capital stock may be voted by or at the direction of foreign citizens unless such shares are registered on our foreign stock record. Registration on our foreign stock record is made in chronological order based on the date the company receives a written request for registration. In the event that registration on the foreign stock record is greater than 25% of the voting stock then only those persons registered prior to exceeding the 25% limitation may vote.




                                  UNDERWRITING



         Under the terms and subject to the conditions contained in an underwriting agreement, we have agreed to sell to the underwriter, J.W. Korth & Company, 6,250,000 shares of common stock. If the underwriter sells more than the total number of shares set forth in the table above, the underwriter has a 30-day option to buy from us up to an additional shares at the initial public offering price, less the underwriting discounts and commissions, to cover these sales.



         The underwriting agreement provides that the underwriter is obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the option described above.



         The underwriter proposes to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a maximum concession of $0.91 per share. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the underwriter.



         The following table shows the per share and total public offering price, underwriting discounts and commissions and proceeds before expenses to the company, which are estimated at $350,000. Total amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to 625,000 additional shares.





                                                          WITHOUT          WITH
                                                          OVER-            OVER-
                                           PER SHARE      ALLOTMENT        ALLOTMENT
                                           ---------      ---------        ---------
 Public Offering Price
 Underwriting Discounts and
 Commissions paid by us
 Net proceeds before expenses

         Because of our relationship with J.W. Korth & Company, this offering is being conducted in accordance with Rule 2720 of the National Association of Securities Dealers. That rule requires that the initial public offering price can not be greater than that recommended by a "qualified independent
underwriter", as defined by the NASD. Accordingly,                   has served
in that capacity and performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part.



         The underwriter has informed us that it does not expect discretionary sales to exceed 5% of the share of common stock being offered. The company and its founding stockholders have agreed, subject to certain limited exceptions, not to offer, sell, contract to sell or otherwise dispose of any shares of common stock for a period of 180 days after the date of this prospectus.



          We have applied to list our common stock on       under the symbol   .
Prior to this offering, there has been no public market for our common stock.



          The initial public offering price will be determined between the
company and the underwriter, subject to the recommendation of                  .
Among the principal factors to be considered in determining the initial public offering price will be:



              -     market conditions for initial public offerings;
              -     the history of and prospects for our business and industry;
              - our present state of development and our current financial position;
              -     an assessment of our management;
              - the market for securities of companies in businesses similar to ours; and
              -     the general condition of the securities markets.



         There can be no assurance that the initial public offering price will correspond to the price at which the common stock will trade in the public market subsequent to the offering or that an active trading market will develop and continue after the offering.



         In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.



         Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.



         Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.



         Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over- allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, that position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

         Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by such syndicate member is purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.



         These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the priority common stock or preventing or retarding a decline in the market price of the priority common stock. As a result the price of the priority common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the American Stock Exchange or otherwise and, if commenced, may be discontinued at any time.



         We have agreed to indemnify the underwriter and                 against
specified liabilities, including liabilities under the Securities Act, or to contribute to payments that they may be required to make in respect of those liabilities.

                         COMMON STOCK OWNED BY PRINCIPAL
                      SHAREHOLDERS, OFFICERS AND DIRECTORS



         The following table set forth the information regarding the beneficial ownership of Tourjets Airline Corporation common stock as of December 31, 2000 (adjusted for the 1-for-2.21 reverse stock split expected to be effected before the closing of this offering) and for each person (or group of affiliated person) known to Tourjets to be the beneficial owners or more than 5% of its common stock, each of Tourjets executive officers, and all of the directors and officers as a group.





                       COMMON STOCK OWNED BY PRINCIPAL SHAREHOLDERS, OFFICERS AND DIRECTORS OF TOURJETS
                       --------------------------------------------------------------------------------
                                               COMMON SHARES BENEFICIALLY                  COMMON SHARES BENEFICIALLY
                                               OWNED PRIOR TO THE OFFERING                   OWNED AFTER THE OFFERING
                                                     ---------------------                         ------------------
                                               NUMBER              PERCENT                    NUMBER          PERCENT
                                               ------              -------                    ------          -------
 Serge F. Feller
 4225 Justison Court                           995,295              47.77%                   995,295           11.94%
 Coconut Grove, FL 33133
-------------------------------
 James W. Korth
 J.W. Korth & Company                          995,295              47.77%                   995,295           11.94%
 3575 Stewart Avenue
 Miami, FL 33133
-------------------------------
 Benham Elliott
 5845 S.W. 97(th) Street                        22,620               1.09%                    22,620            0.27%
 Pinecrest, FL 33156
-------------------------------
 Richard L. Spaulding
 211 North Union Street # 100                   11,310               0.54%                    11,310            0.14%
 Alexandria, Va 22314
-------------------------------
 Isidor Buholzer
 3170 Virginia Street                               --                 --                         --              --
 Coconut Grove, FL 33133
-------------------------------
 Daniel A. Jenkins
 15 Harrow Court                                 9,049               0.43%                     9,049            0.11%
 Sterling, VA 20165
-------------------------------
 Joseph Pettigrew
 11427 Vale Spring Drive                         4,524               0.22%                     4,524            0.05%
 Oakton, VA 22124
-------------------------------
 Roy J. Spencer, Jr.
 4019 N. Water Iris Court                        4,524               0.22%                     4,524            0.05%
 Houston, TX 77059
-------------------------------
 James P. Walsh
 58 N.W. 127 Terrace                             4,524               0.22%                     4,524            0.05%
 Coral Gables, FL 33076
-------------------------------
 J. Dan Govatos
 202 Holyoke Dr.                                 4,524               0.22%                     4,524            0.05%
 Spring Creek, NV 89815
-------------------------------
 Richard E. Brodsky, P.A.
 25 Southeast 2(nd) Ave. # 919                  22,620               1.08%                    22,620            0.27%
 Miami, FL 33131
-------------------------------
 Holly MacDonald-Korth
 3575 Stewart Avenue                             4,524               0.22%                     4,524            0.05%
 Miami, FL 33133
-------------------------------
 Charles M. Chinn
 2407 Dartmouth Drive                            4,524               0.22%                     4,524            0.05%
 Midland, TX 79705
-------------------------------
 All directors and officers
   as a group (13 persons)                   2,083,333             100.00%                 2,083,333           25.00%
                                             =========             ======                  =========           =====



         The information presented in this table with respect to beneficial ownership reflects "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act. All information with respect to the beneficial ownership of any securities and, except as otherwise indicated, each shareholder has sole voting and investment power with respect shares listed as beneficially owned by the shareholder. Pursuant to the rules of the SEC, in calculating percentage ownership, each person deemed to beneficially own shares subject to options or warrants exercisable within 60 days of the date of this prospectus.

                                LEGAL PROCEEDINGS



         There are no legal proceedings pending in which we are a party or as to which any of our property is the subject.


                                  LEGAL MATTERS


          The validity of the shares of common stock we are offering will be passed upon for us by Lee Schmachtenberg, P.A., Miami, Florida. Legal matters in connection with this offering will be passed upon for the underwriters by Hunton & Williams, Richmond, Virginia.



                                     EXPERTS


         The financial statements of Dove One Inc for the period of February 15, 2000 (beginning of operations) to March 24, 2000 (end of operations) and for Tourjets for the period from April 3, 2000 (inception) to October 31, 2000 appearing in the prospectus and registration statement have been audited by Kaufman Rossin & Co., certified public accountants, and are included in reliance upon the reports given upon the authority of that firm as experts in accounting and auditing.




                       WHERE YOU CAN FIND MORE INFORMATION



         We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock being offered. This prospectus does not contain all of the information presented in the registration statement and the exhibits to the registration statement. For further information with respect to us and the common stock we are offering, reference is made to the registration statement and the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document referred to may be only summaries of these documents. The exhibits to this registration statement should be referenced for the complete contents of these contracts and documents. Each statement is qualified in all respects by reference to the exhibit. The registration statement, including the exhibits, may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part may be obtained from this office after payment of fees prescribed by the SEC. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. The address of the site is http://www.sec.gov. In addition, we intend to post all SEC filings on our own site, www.tourjets.com. Information contained on our website is not part of this prospectus.






                                   * * * * *

                          INDEX TO FINANCIAL STATEMENTS




C O N T E N T S



                                                                                  Page

INDEPENDENT AUDITORS' REPORT                                                       F-2

FINANCIAL STATEMENTS

          Balance Sheet                                                            F-3

          Statements of Operations                                                 F-4

          Statement of Deficiency in Assets                                        F-5

          Statement of Cash Flows                                                  F-6

          Notes to Financial Statements                                        F-7 to F-10


INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders
Tourjets Airline Corporation
Miami, Florida




We have audited the accompanying balance sheet of Tourjets Airline Corporation (successor) (a development stage company) as of October 31, 2000, and the related statements of operations, deficiency in assets and cash flows for the period from inception (April 3, 2000) to October 31, 2000 and the statement of income of Dove One, Inc. (predecessor) from commencement of operations (February 15, 2000) to March 24, 2000 which have been have prepared on the basis of accounting principles accepted in the United States. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.



We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform these audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tourjets Airline Corporation as of October 31, 2000, and the results of its operations and cash flows for the period from inception (April 3, 2000) through October 31, 2000 and the results of operations of the predecessor from commencement of operations (February 15, 2000) to March 24, 2000, in conformity with accounting principles generally accepted in the United States.





                                                   KAUFMAN, ROSSIN & CO.


Miami, Florida
November 22, 2000

TOURJETS AIRLINE CORPORATION - SUCCESSOR
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
OCTOBER 31, 2000



 ASSETS

 EQUIPMENT, net of accumulated depreciation of $2,717                                      $          20,891

 OTHER ASSETS                                                                                          6,475
                                                                                           -----------------
                                                                                           $          27,366
                                                                                           =================
 LIABILITIES AND DEFICIENCY IN ASSETS

 CURRENT LIABILITIES
      Accounts payable                                                                     $          73,148
      Due to stockholders (Note 2)                                                                   147,725
                                                                                           -----------------
           Total current liabilities                                                                 220,873
                                                                                           -----------------
 COMMITMENTS (NOTE 5)

 DEFICIENCY IN ASSETS
      Preferred stock, $.001 par value; 50,000,000 shares authorized
           none issued and outstanding                                                                     -
      Common stock, $.001 par value; 50,000,000 shares authorized;
           4,605,000 issued and outstanding                                                            4,605
      Additional paid-in capital                                                                     143,428
      Deficit accumulated during the development stage                                              (341,540)
                                                                                           -----------------
           Total deficiency in assets                                                               (193,507)
                                                                                           -----------------
                                                                                           $          27,366
                                                                                           =================


                             See accompanying notes.

TOURJETS AIRLINE CORPORATION - SUCCESSOR
(A DEVELOPMENT STAGE COMPANY)
AND DOVE ONE, INC. - PREDECESSOR
STATEMENTS OF OPERATIONS





                                                                                 SUCCESSOR                    PREDECESSOR
                                                                            for the period from             commencement of
                                                                                 inception                    operations
                                                                            (April 3, 2000) to          (February 15, 2000) to
                                                                             October 31, 2000               March 24, 2000

 CHARTER REVENUE                                                            $                  -           $         488,028
                                                                            --------------------           -----------------
 OPERATING EXPENSES
      CHARTER EXPENSES                                                                         -                     303,063
      GROUND SERVICES                                                                          -                      92,425
      CREW ACCOMMODATIONS                                                                      -                      44,192
      CATERING                                                                                 -                      17,556
      DEPRECIATION                                                                         2,921                         937
      SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:
           Professional fees                                                              12,600                           -
           Consulting fees (Note 2)                                                      168,000                      11,000
           Offering costs                                                                136,624                           -
           Travel expense                                                                  5,971                           -
           Rental expense                                                                  3,918                           -
           Miscellaneous operating expenses                                               14,194                       1,510
                                                                            --------------------           -----------------
                Total operating expenses                                                 344,428                     470,683
                                                                            --------------------           -----------------
 INCOME (LOSS) FROM OPERATIONS                                                          (344,428)                     17,345

 OTHER INCOME
      Gain on sale of assets                                                               2,688                           -
                                                                            --------------------           -----------------
 NET INCOME (LOSS)                                                          $           (341,540)          $          17,345
                                                                            ====================           =================
 WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING                                  4,605,000                         100
                                                                            --------------------           -----------------
 NET INCOME (LOSS) PER SHARE - BASIC AND DILUTED                            $              (0.07)          $          173.45
                                                                            ====================           =================



                             See accompanying notes.

TOURJETS AIRLINE CORPORATION - SUCCESSOR
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF DEFICIENCY IN ASSETS
FOR THE PERIOD FROM INCEPTION (APRIL 3, 2000) THROUGH OCTOBER 31, 2000




                                                                                                           Deficit
                                                                                                         Accumulated
                                                                                            Additional   During the
                                                                  Common      Par Value      Paid-in     Development
                                                     Date         Shares      At $.001       Capital        Stage          Total
                                                     ----         ------      --------       -------        -----          -----

Shares issued to founders                          4/20/2000    4,605,000   $    4,605    $   (4,605)    $     --       $    --

Contributions of capital in the form of
   equipment and payment of professional
   fees, consulting fees, travel expenses,
   rental expense, miscellaneous operating              --           --           --         148,033           --         148,033
   expenses and deferred offering costs paid
   by certain founders

Net loss for the period from inception (April 3,
   2000) to October 31, 2000, representing
   deficit accumulated during the development
   stage                                                --           --           --          --           (341,540)     (341,540)
                                                  ----------    ---------   ----------    ----------     ----------    ----------
                                                                4,605,000   $    4,605    $  143,428     $ (341,540)   $ (193,507)
                                                  ==========    =========   ==========    ==========     ==========    ==========





                             See accompanying notes.

TOURJETS AIRLINE CORPORATION - SUCCESSOR
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM INCEPTION (APRIL 3, 2000) THROUGH OCTOBER 31, 2000




 CASH FLOWS FROM OPERATING ACTIVITIES:
      Net loss                                                                                          $      (341,540)
                                                                                                        ---------------
      Adjustments to reconcile net loss to net cash used in
           operating activities:
           Depreciation                                                                                           2,921
           Gain on sale of equipment                                                                             (2,688)
           Changes in operating assets and liabilities:
                Accounts payable                                                                                 73,148
                Due to stockholders - net                                                                       147,725
                                                                                                        ---------------
                     Total adjustments                                                                          221,106
                                                                                                        ---------------
                        Net cash used in operating activities                                                  (120,434)
                                                                                                        ---------------
 CASH FLOWS FROM INVESTING ACTIVITIES:
      Proceeds from the sale of equipment                                                                         8,910
      Acquisition of other assets                                                                                (6,475)
                                                                                                        ---------------
                        Net cash provided by investing activities                                                 2,435
                                                                                                        ---------------
 CASH FLOWS FROM FINANCING ACTIVITIES:
      Net proceeds from capital contributions                                                                   117,999
                                                                                                        ---------------
 INCREASE IN CASH AND BALANCE AT OCTOBER 31, 2000                                                       $             -
                                                                                                        ===============
 Supplemental Disclosures:
                                                                                                        ---------------
      Interest paid                                                                                     $             -
                                                                                                        ===============
      Income taxes paid                                                                                 $             -
                                                                                                        ===============
 Supplemental Disclosure of Non-cash Investing Activity:
                                                                                                        ---------------



     During the period from inception (April 3, 2000) through October 31, 2000, founding shareholders contributed approximately $30,000 of equipment. This amount is included in additional paid-in capital.



                             See accompanying notes.

TOURJETS AIRLINE CORPORATION - SUCCESSOR
(A DEVELOPMENT STAGE COMPANY)
AND DOVE ONE, INC. - PREDECESSOR
NOTES TO FINANCIAL STATEMENTS




NOTE 1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES





ORGANIZATION AND BUSINESS ACTIVITY




          Dove One, Inc. ("Dove One" or "predecessor") was incorporated in the State of Florida in 1990 to operate charter flights. The principal founders of Tourjets Airline Corporation acquired the common stock of Dove One in November 1999 for its status as an "Airline". At the purchase Dove One was a non-operating shell company. The basis of presentation for the accompanying statement of operations reflects the activity of Dove One from February 15, 2000 (commencement of temporary operations) to March 24, 2000 (termination of temporary operations). During this period, Dove One arranged, as an agent for tour operators, charter flights using the aircraft, personnel and ground facilities of two unrelated air carriers. On April 3, 2000, management and stockholders of Dove One formed Tourjets Airline Corporation (f/k/a Swissjet, Inc.) ("Tourjets" or "successor"). Simultaneously, Dove One's assets were transferred to Tourjets in a transaction accounted for as a capitalization in a manner similar to a pooling of interests.



          Tourjets (successor) was incorporated in the State of Florida in order to operate an airline for leisure. Its primary focus will be to provide round-trip air transportation to and from selected vacation destinations (from the Eastern and Central States to Mexico, the Caribbean and Central America), hotel accommodations, ground services, and other vacation-related services, such as car rental, sightseeing tours and golf privileges. Tourjets has applied for FAA Part 121 airline operating authority from the Federal Aviation Administration ("FAA") and "economic" authority to operate as a domestic and international airline for the transportation of persons, property and mail from the Office of the Department of Transportation ("DOT") (Note 2). There can be no assurance such authorities will be obtained.



          Tourjets is considered to be in the development stage, as planned operations have not commenced and the accompanying financial statements represent those of a development stage company. The operations to date have consisted of the process of DOT and FAA licensing and the filing of an initial registration statement with the Securities and Exchange Commission.



EQUIPMENT - SUCCESSOR AND PREDECESSOR



Equipment is recorded at cost. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets, which are as follows:


                     Computer and office equipment                                          5 years
                     Software and manuals                                                   5 years
                     Life rafts                                                             5 years

          Depreciation expense during the period from the successor's inception (April 3, 2000) through October 31, 2000 amounted to $2,921 (Tourjets) and for the period from commencement of the predecessor's operations (February 15, 2000) to March 24, 2000 amounted to $937 (Dove One).





OFFERING COSTS - SUCCESSOR



          Offering costs consist of direct expenditures relating to a proposed initial public offering (IPO) of Tourjets' common stock (see Note 7) of approximately $137,000 through October 31, 2000. In accordance with Staff Accounting Bulletin No. 71, because of the delay of the proposed IPO, the Company charged this amount to general and administrative expenses.





INCOME TAXES



          The Company accounts for income taxes under the liability method according to Statement of Financial Accounting Standards No. 109. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.





REVENUE RECOGNITION - SUCCESSOR AND PREDECESSOR



          Revenues are recognized when the transportation is provided.





USE OF ESTIMATES - SUCCESSOR AND PREDECESSOR



          The accounting and reporting policies of Tourjets and Dove One are in conformity with accounting principles generally accepted in the United States. The presentation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the balance sheet date (successor) and the reported amounts of revenues and expenses for the periods presented (successor and predecessor). Actual results could differ from those estimates.



          The Successor has recorded a deferred tax asset of approximately $116,000 at October 31, 2000 which is offset by a valuation allowance of the same amount. Realization of the deferred tax asset is dependent on generating sufficient taxable income in the future. The amount of the deferred tax asset considered realizable could change in the near term if estimates of future taxable income are revised.




RISKS AND UNCERTAINTIES - SUCCESSOR



          Tourjets' business plan does not contemplate substantial direct competition with scheduled airlines. Larger airlines can compete with Tourjets by offering comparable service at a lower price than Tourjets could afford to offer. This could have a material effect on the results of operations of Tourjets.





NET INCOME (LOSS) PER SHARE - SUCCESSOR AND PREDECESSOR



          Net income (loss) per share is computed by dividing the net income
(loss) by the weighted average number of common shares outstanding during the periods. There were no potentially dilutive securities outstanding during the periods.

NOTE 2.     RELATED PARTY TRANSACTIONS




          On June 1, 2000, Tourjets entered into two agreements with the founding shareholders. The first agreement provides that Tourjets will receive services related to general business consulting. Under the second agreement, Tourjets will receive financial, planning and business development services. These agreements call for monthly fees of $30,000 in the aggregate. These contracts are month to month and may be terminated by management at any time. In addition, these contracts provide for a one time bonus payment of approximately $950,000 for services rendered in obtaining final DOT and FAA certification.



    As of October 31, 2000, Tourjets has incurred $150,000 related to these agreements, which is included in due to stockholder and consulting fees in the accompanying financial statements and are due upon demand. Based upon the short term nature of this obligation the carrying amounts of due to stockholders approximate market value.





NOTE 3.     INCOME TAXES



INCOME TAXES - SUCCESSOR



Deferred tax assets at October 31, 2000 consisted of the following:



                     Net operating loss carryforward                                    $        20,000
                     Accrued expenses to stockholder                                             50,000
                     Offering costs                                                              46,000
                     Less valuation allowance                                                  (116,000)
                                                                                        ---------------
                                                                                        $             -
                                                                                        ===============



Tourjets has a net operating loss carryforward of approximately $57,000 for income tax purposes, which expires in 2020.

          A reconciliation of the difference between the income tax expense and the amount computed by applying the federal statutory tax rate of 34% to income before income taxes for the period ended October 31, 2000 is as follows:




                     Statutory rate                                                        $    116,000
                     Valuation allowance                                                       (116,000)
                                                                                           ------------
                                                                                           $          -
                                                                                           ============



INCOME TAXES - PREDECESSOR



No provision for income taxes has been made in the accompanying financial statement as Dove One has elected, with the consent of the stockholders, to be taxed under S Corporation provisions of the Internal Revenue Code. Under these provisions, the taxable income of Dove One is reflected on the stockholders' personal income tax returns.




NOTE 4.     CONCENTRATION OF RISK - PREDECESSOR



Charter revenues during the period from commencement of operations (February 15, 2000) to March 24, 2000 from one tour operator accounted for 69% of total charter revenues.



NOTE 5.     COMMITMENTS



LEASE COMMITMENT - PREDECESSOR



          On January 11, 2000, Dove One entered into a lease agreement with an unrelated third party, Casino Express Airlines ("Casino") for its B-737-200-17a aircraft. This contract became effective on the date of the first charter flight, February 15, 2000. Casino was responsible for providing qualified, licensed cockpit and cabin crew, flight dispatch services, maintenance and repair of the aircraft and insurance. Casino was also responsible for providing fuel and taxes, subject to certain limitations pursuant to the agreement. The contract contained a minimum hourly guarantee for the duration of the contract amounting to $2,900 per block hour. On March 13, 2000 this contract was terminated as a result of damage to the leased aircraft. In order to accommodate flight scheduling, Dove One contracted with another airline for similar terms for the two final flights during its operating period. Charter expense during the period from commencement of operations (February 15, 2000) to March 24, 2000 approximated $303,000.



PURCHASE AND LEASE BACK ARRANGEMENT OF AIRPLANES - SUCCESSOR



          Tourjets has entered into a Memorandum of Understanding (MOU) with a major airline, Inc. to acquire up to six used MD-82 aircrafts from a major airline. The MOU that is subject to a written agreement and must be approved by the major airline's senior management or Board of Directors. Under the MOU, Tourjets will acquire up to six aircraft over a period of time for $9,000,000 each. The price could increase by a maximum of $75,000 per aircraft if Airways delivers the aircraft with newer than expected engines. Until Tourjets takes delivery of each aircraft, it will lease them back to a major airline for $137,500 per month. Tourjets will be required to put up a deposit of $50,000 per aircraft and a second deposit of $300,000 per aircraft 30 days after the written agreement with the major airline is signed. The deposits will become non-refundable once the second deposit is made. This agreement is in anticipation of the IPO of the common stock of Tourjets (see Note 7).



          Tourjets is currently negotiating contracts for employees and consultants and a related stock option plan, also in anticipation of the IPO of the common stock of Tourjets (see Note 7). Management believes none of these contracts will become binding unless and until the IPO is successful.

NOTE 6.     STOCK BASED COMPENSATION



          In April 2000, the Company established a Stock Option Plan which authorizes the Company to issue options to employees, directors and outside consultants of the Company. The issuance and form, including vesting terms of the options shall be at the discretion of the Company's board of directors, except that the exercise price may not be less than 85% of the fair market value at the time of grant. The total number of shares of common stock reserved and available for issuance under this plan is 1,250,000. There are no outstanding stock options as of October 31, 2000 and management does not intend to issue such options until the completion of the public offering (see Note 7).




NOTE 7.     INITIAL PUBLIC OFFERING



          Tourjets intends to file an amendment to its registration statement on form S-1A to sell shares of common stock in order to raise $75,000,000 in an offering to the public. The proceeds from the offering are expected principally to be used to fund asset acquisitions (Note 5) and to provide working capital. Tourjets anticipates the registration statement to become effective early 2001. There can be no assurance the planned IPO will ever be consummated.

                                    PART II.


                     INFORMATION NOT REQUIRED IN PROSPECTUS



Item 13.    Other Expenses Of Issuance and Distribution



          The following is a listing of all expenses in connection with the issuance and distribution of the securities to be registered, other than underwriting discounts and commissions. All amounts are estimates except the SEC filing fee and the NASD filing fees.




                                     Legal counsel:                                      155,000
                                     Auditors:                                            50,000
                                     Transfer Agent:                                       3,000
                                     Department of Transportation Filing Fees:             2,000
                                     SEC Filing Fee:                                      33,000
                                     Listing Fee:                                         25,000
                                     Printing                                             65,000
                                     Mailing:                                              2,000
                                     Travel:                                              15,000
                                     Total:                                            $ 350,000




Item 14.    Indemnification of Directors and Officers



          Our Articles of Incorporation provide that, to the fullest extent permitted by the Florida Business Corporation Act, we shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, because he is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan). This indemnification will also cover all persons covered by our indemnification for actions alleged to have been taken or not taken in their designated capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, which are actually and reasonably incurred by or on behalf of any person in any action, suit or proceeding, and any appeal therefrom.



Item 15.    Recent Issuance Of Unregistered Securities



          On April 20, 2000 Tourjets (f/k/a Swissjet Inc.), issued 4,605,000 shares of common stock, $.001 par value per share, to our founding shareholders (twelve in number). The shares were issued privately to founders in reliance on the exemption for non-public offerings under section 4(2) of the Securities Act. The names of these shareholders and the number of shares issued to each are as follows:



                                 SHAREHOLDER                               NUMBER OF SHARES
                                 -----------                               ----------------
                               Serge F. Feller                               2,200,000
                               J. W. Korth & Company                         2,200,000
                               Richard E. Brodsky, P.A.                         50,000
                               Benham Elliott                                   50,000
                               Richard Spaulding                                25,000
                               Daniel Jenkins                                   20,000
                               Joseph Pettigrew                                 10,000
                               Roy Spencer                                      10,000
                               James Walsh                                      10,000
                               J. Dan Govatos                                   10,000
                               Holly MacDonald-Korth                            10,000
                               Charles M. Chinn                                 10,000



Item 16.    Exhibits and Financial Statement Schedules



          (a) Exhibits




                     EXHIBIT NO.                    DESCRIPTION OF EXHIBIT
                     -----------                    ----------------------

                     1(*)                    Form of Underwriting Agreement
                     3.2(**)                 Articles of Incorporation, as amended
                     3.2(**)                 Bylaws, as amended
                     4(*)                    Form of Common Stock certificate
                     5(*)                    Opinion of Counsel
                     10(**)                  Agreement between Tourjets and Sigma Aircraft Mgmt.
                     10.1                    2000 Stock Option Plan
                     10.2                    Agreement between J. W. Korth & Company and Tourjets
                                             Consulting / Employment Agreement between Tourjets and
                     10.3                    Mr. Feller
                     23.1                    Consent of Independent Public Accountants
                     23.2                    Consent of Lee C. Schmachtenberg
                     24(**)                  Power of Attorney



                    -----------------
                    (*)To be filed by amendment.
                   (**)Previously filed.



          (b) All financial statement schedules have been omitted because the information required to be presented in them is not applicable or is shown in the financial statements or related notes.



Item 17.    Undertakings



          We undertake to provide to the underwriters at the closing specified in the underwriting agreement, certificates in the denominations and registered in the names as required by the underwriters to permit prompt delivery to each purchaser.



          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant under Florida law, the Articles of Incorporation or our bylaws, the underwriting agreement, or otherwise, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities, other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of ours in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered in this offering, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether this indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.



          We undertake that:



          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.



          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered, and the offering of these securities at that time shall be deemed to be the initial bona fide offering.

                                   SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the
City of Miami, State of Florida, on January    , 2001.
                                            ---
                                         Tourjets Airline Corporation



                                         By: /s/ Serge F. Feller
                                             -----------------------------------
                                         Chief Executive Officer and President




          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




Signature                                                  Title                                      Date
---------                                                  -----                                      ----

/s/ Serge F. Feller                         President (Principal Executive                       January 19, 2001
-------------------------------             Officer), Chief Executive Officer and
Serge F. Feller                             Chairman of the Board of Directors


/s/ Todd Demand(*)                          Acting Chief Financial Officer                       January 19, 2001
-------------------------------             (Principal Financial and Accounting
Todd Demand                                  Officer)


/s/ James W. Korth(*)                       Director                                             January 19, 2001
-------------------------------
James W. Korth

/s/ Richard Spaulding(*)                    Director                                             January 19, 2001
-------------------------------
Richard Spaulding

/s/ Benham Elliott(*)                       Director                                             January 19, 2001
-------------------------------
Benham Elliott

/s/ Isidor Buholzer(*)                      Director                                             January 19, 2001
-------------------------------
Isidor Buholzer




(*)By:  /s/ Serge F. Feller
       ------------------------
Serge F. Feller
Attorney-in-Fact
Pursuant to Power of Attorney

                                 Exhibit Index




              EXHIBIT NO.                    DESCRIPTION OF EXHIBIT
              -----------                    ----------------------

           1(*)                    Form of Underwriting Agreement
           3.2(**)                 Articles of Incorporation, as amended
           3.2(**)                 Bylaws, as amended
           4(*)                    Form of Common Stock certificate
           5(*)                    Opinion of Counsel
           10(**)                  Agreement between Tourjets and Sigma Aircraft Mgmt.
           10.1                    2000 Stock Option Plan
           10.2                    Agreement between J. W. Korth & Company and Tourjets
                                   Consulting / Employment Agreement between Tourjets and
           10.3                    Mr. Feller
           23.1                    Consent of Independent Public Accountants
           23.2(*)                 Consent of Lee C. Schmachtenberg
           24(**)                  Power of Attorney



        ---------------
         (*)To be filed by amendment.
        (**)Previously filed.